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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HOSPIRA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 20, 2015

Dear Hospira Shareholder:

        You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Hospira, Inc. at The Ritz-Carlton San Francisco, 600 Stockton at California Street, San Francisco, CA 91108 on Wednesday, May 6, 2015, at 9 a.m., Pacific Time.

        This booklet includes the notice of annual meeting and the proxy statement. The proxy statement describes the business to be transacted at the meeting and provides other information about our company that you should know when you vote your shares.

        The principal business to be conducted at the meeting will be to: (i) elect ten directors; (ii) consider a shareholder advisory resolution to approve executive compensation; (iii) ratify the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors; and (iv) consider one shareholder proposal, if properly presented at the meeting. It is important that your shares be represented, whether or not you attend the meeting. Shareholders of record can vote their shares via the Internet, by mail or by using a toll-free telephone number. Instructions for accessing the proxy materials appear in the Notice of Internet Availability of Proxy Materials, mailed to you on March 20, 2015. If you hold shares through your broker, bank or other intermediary, that person or institution will provide you with instructions on how to vote your shares. It is especially important that you communicate your voting instructions to your broker, bank or other intermediary, since the New York Stock Exchange does not allow the intermediary to cast votes with respect to the election of directors, the shareholder advisory vote on executive compensation, the shareholder proposal or other non-routine matters, unless it has received instructions from you.

        We look forward to your participation in the 2015 annual meeting.

Sincerely,

John C. Staley	F. Michael Ball
Chair, Board of Directors	Chief Executive Officer
Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 6, 2015

        The 2015 Annual Meeting of Shareholders of Hospira, Inc. will be held at The Ritz-Carlton San Francisco, 600 Stockton at California Street, San Francisco, CA, on Wednesday, May 6, 2015, at 9 a.m., Pacific Time. The purposes of the annual meeting are to:

  •
  elect the ten directors identified in this proxy statement, each for a one-year term (Item 1 on the proxy card);

  •
  approve, by means of a shareholder advisory vote, the executive compensation as disclosed in this proxy statement ("say on pay vote") (Item 2 on the proxy card);

  •
  ratify the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors for 2015 (Item 3 on the proxy card);

  •
  consider a shareholder proposal, if properly presented at the annual meeting (Item 4 on the proxy card); and

  •
  transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The board of directors recommends that you vote FOR Items 1, 2, and 3 on the proxy card. The board of directors recommends that you vote AGAINST Item 4 on the proxy card.

        Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on March 20, 2015, which provides shareholders with instructions on how to access on the Internet the proxy materials and our Annual Report to Shareholders and, if they prefer, how to request paper copies of these materials. Hospira employees who hold Hospira shares in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan and other shareholders who previously have requested paper copies of these materials may receive these materials by e-mail or in paper form.

        The board of directors has set the close of business on March 9, 2015, as the record date for the annual meeting. This means that owners of common stock as of that date are entitled to receive notice of, and vote at, the annual meeting and any adjournments or postponements of the annual meeting.

        Your vote is important. We encourage you to read the proxy statement and to submit a proxy so that your shares will be represented and voted even if you do not attend. You may submit your proxy over the Internet, by mail, or by telephone. If you do attend the annual meeting, you may vote in person.

By order of the board of directors.

Royce Bedward
 Secretary
March 20, 2015
Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

HOSPIRA, INC.

PROXY STATEMENT
FOR
2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2015

GENERAL INFORMATION

Why has this proxy statement been made available?

        The board of directors is soliciting proxies for use at our Annual Meeting of Shareholders, to be held on May 6, 2015, and any adjournments or postponements of the annual meeting. The annual meeting will be held at The Ritz-Carlton San Francisco, 600 Stockton at California Street, San Francisco, CA and will begin at 9 a.m., Pacific Time. In order to solicit your proxy, we have made these materials available to you on the Internet, by e-mail, or by mail. We made these materials available to shareholders on or around March 20, 2015.

What will be voted on at the annual meeting?

        Shareholders will vote on the following matters:

  •
  election of the ten directors identified in this Proxy Statement for a one-year term;

  •
  approval, by means of a shareholder advisory vote, of executive compensation as disclosed in this proxy statement;

  •
  ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors for 2015; and

  •
  consideration of one shareholder proposal, if properly presented at the meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials, referred to in the Notice, over the Internet or to request a printed set of the proxy materials free of charge. Instructions on how to access the proxy materials over the Internet, or request a printed copy, may be found in the Notice. In addition, shareholders may request to receive proxy materials on an ongoing basis, in printed form by mail or electronically by e-mail. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Hospira employees who hold Hospira shares in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan and other shareholders who previously have requested paper copies of these materials will receive these materials by e-mail or in paper form. We elected to use electronic notice and access for our proxy materials because it reduces our printing and mailing costs, and also reduces the environmental impact of our annual meeting.

Who may vote at the annual meeting?

        The board of directors has set a record date of March 9, 2015 (the "record date"), meaning that shareholders of record at the close of business on that date are entitled to notice of, and may vote at, the annual meeting, or at adjournments or postponements of the annual meeting.

How many votes do I have?

        You have one vote for each share of common stock you hold.

What constitutes a quorum?

        The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. On March 9, 2015, there were 172,380,287 shares of common stock outstanding.

        Your shares will be counted for purposes of determining a quorum if you are present and vote in person at the annual meeting, if you vote on the Internet, by telephone, or if you vote by properly submitting a proxy card or voting instruction form by mail. Shares of common stock represented by a properly completed proxy will be counted as present at the annual meeting for purposes of determining a quorum, even if the proxy indicates that the shareholder is abstaining from voting.

What vote is required to approve each matter?

        Election of Directors.    Directors receiving a majority of the votes cast (the number of shares voted "for" a director must exceed the number of votes cast "against" that director) will be elected as a director.

        Approval of the Say on Pay Vote, Ratification of Auditors, and the Shareholder Proposal.    The affirmative vote of a majority of the votes cast is required for approval of these items. Although the say on pay proposal is advisory in nature, the opinions expressed by shareholders on this matter will be taken into consideration when making future executive compensation decisions.

        Abstentions and broker non-votes, discussed below, will not be counted either for or against these matters for purposes of state law and, assuming the presence of a quorum, abstentions and broker non-votes will have no effect.

What happens if a director nominee does not receive a majority of the votes cast in an uncontested election?

        In 2015, all nominees for the election of directors are currently serving on the board. A nominee who is serving as a director, but who is not elected at the annual meeting, would, under Delaware law, continue to serve on the board as a "holdover director." However, under our bylaws, any director that fails to be elected must tender his or her resignation to the board promptly following certification of the shareholder vote. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision within 90 days following certification of the shareholder vote.

How do I vote by proxy?

        If you are a shareholder of record, you have the choice to vote over the Internet, vote by telephone using a toll-free telephone number, vote in person by attending the annual meeting, or vote by requesting and completing a proxy card and mailing it in a postage-paid return envelope. To vote over the Internet or by telephone, follow the instructions provided on your proxy card or with the

Notice. On May 5, 2015, Internet and telephone voting for shareholders of record will close at 11:59 p.m., Eastern Time. Other deadlines may apply to you if your stock is held of record by a broker, bank, or other nominee.

        The proxies will vote your shares on each matter as you direct. If you do not indicate how your shares are to be voted on a matter, properly completed proxies will be voted for the election of the directors, approval of the advisory vote on executive compensation, the ratification of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as our auditors in 2015, and against the shareholder proposal. Other matters that properly come before the meeting will be voted upon by the proxies in accordance with their best judgment. Our corporate secretary has not received timely and proper notice from shareholders on any other matter to be presented at the meeting.

How do I vote if I hold my shares through a broker, bank or other nominee?

        If you hold your shares through a broker, bank or other nominee, you may instruct that person to vote your shares by following instructions that person gives you. Most brokers offer voting by mail, by telephone and on the Internet. If you want to vote your shares at the annual meeting, you will need to ask your broker, bank or other nominee to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the annual meeting. You will not be able to vote your shares at the annual meeting without a legal proxy. If you do not have a legal proxy, you still can attend the meeting by following the procedures described below under the caption "How can I attend the meeting?" However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

What is a broker non-vote and how does it affect the voting requirements?

        If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give instructions, one of two things can happen. On matters on which the broker is prohibited from exercising voting authority ("non-routine" matters), which is called a "broker non-vote," your shares will not be voted. Broker non-votes will have no effect on the number of votes required to approve any of the matters being voted on at the meeting. On matters on which the broker is permitted to exercise voting authority ("routine" matters), the broker will vote your shares in its discretion. We believe that the brokers may exercise voting authority on the ratification of the independent public accountants, but may not exercise voting authority on any other items up for vote at this annual meeting. Brokers do not have the ability to cast votes for the election of directors, the advisory vote on executive compensation, or shareholder proposal, unless they have received instructions from the beneficial owner of the shares.

How do I vote if I hold shares through the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan?

        If you hold shares through the Hospira 401(k) Retirement Savings Plan (the "401(k) Plan") or the Hospira Puerto Rico Retirement Savings Plan (the "Puerto Rico Plan"), you will receive materials that will contain instructions to the respective trustee of each plan's trust as to how to vote your shares. You may vote your shares by completing a proxy card, or you may vote by telephone or Internet by following the instructions provided with the materials. If you do not vote shares you hold in the 401(k) Plan, Fiduciary Counselors Inc. ("Fiduciary Counselors") will vote your shares in its discretion. Fiduciary Counselors is the independent fiduciary of the 401(k) Plan for purposes of monitoring the suitability of acquiring and holding Hospira shares. Fiduciary Counselors may use its own discretion with respect to those shares under the 401(k) Plan for which voting instructions are not received on a timely basis. If you do not vote shares you hold in the Puerto Rico Plan, the trustee of the Puerto Rico

Plan's trust, Banco Popular de Puerto Rico, will vote your shares in the same proportion as shares voted by the other participants.

How do I vote in person?

        If you are a shareholder of record, you may vote your shares in person at the annual meeting. However, we encourage you to vote by proxy in advance, even if you plan to attend the annual meeting.

Can I revoke a proxy?

        Yes. You can revoke your proxy by:

  •
  giving written notice to our corporate secretary;

  •
  delivering a later-dated proxy or resubmitting your vote by telephone or over the Internet; or

  •
  voting in person at the annual meeting.

If I submit a proxy, will my vote be kept confidential?

        Our policy is that all proxies, ballots, and voting tabulations that can reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

  •
  where disclosure may be required by law or regulation;

  •
  where disclosure may be necessary in order for us to assert or defend claims;

  •
  where a shareholder expressly requests disclosure;

  •
  to allow the inspectors of election to certify the results of a vote; or

  •
  in other limited circumstances, such as a contested election or a proxy solicitation not approved and recommended by the board of directors.

Who will be tabulating and certifying votes at the meeting?

        We have engaged Broadridge Financial Solutions, Inc. ("Broadridge") to serve as the tabulator of votes and a representative of Broadridge to serve as inspector of election and to certify the votes.

Who will pay the costs and expenses for this proxy solicitation?

        We will pay all costs of soliciting proxies, including charges made by brokers and other persons holding common stock in their names or in the names of nominees, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, Internet and facsimile, all without extra compensation. We also retained the services of Georgeson Inc. to aid in the solicitation of proxies at a cost of $13,500, plus reimbursement for reasonable out-of-pocket expenses.

How can I attend the meeting?

        Attendance at the annual meeting is limited to shareholders as of the record date or their proxies. If your shares are registered in your name, the Notice serves as your admission ticket and you must present the Notice at the meeting. If your shares are held by a broker, bank or nominee, you must bring to the meeting a brokerage statement showing ownership as of the record date. Directions to the meeting are included on the proxy card. Shareholders will be admitted to the meeting location beginning at 8:30 a.m., Pacific Time.

What is "householding" and how does it work?

        We have adopted "householding," a procedure approved by the SEC, under which multiple shareholders of Hospira stock who reside at the same address will receive a single copy of the Notice, or a single set of annual report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees. If you reside at the same address as another shareholder of Hospira stock and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: Hospira Investor Relations, 275 North Field Drive, Department 051M, Building H1, Lake Forest, Illinois 60045, 224-212-2711. Upon your request, we will deliver promptly a separate copy to you. The proxy statement and our 2014 Annual Report on Form 10-K also are available at www.hospira.com/2015ProxyMaterials. If you participate in householding and you wish to receive a separate Notice or annual report and other proxy materials, you also may contact Broadridge at any time, either by calling toll free 1- 800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any shareholders who share the same address and currently receive multiple copies of the Notice or the annual report and other proxy materials, who wish to receive only one copy in the future may contact their bank, broker, or nominee, or Hospira Investor Relations, or Broadridge at the contact information listed above to request information about householding.

OWNERSHIP OF OUR STOCK

        Based on information contained in Schedules 13G or 13G/A filed by T. Rowe Price Associates, Inc., BlackRock, Inc., The Vanguard Group, Wellington Management Group LLP, and Franklin Mutual Advisers, LLC with the SEC, as of December 31, 2014, they owned the following Hospira shares:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	T. Rowe Price Associates, Inc.	21,442,043	(1)	12.6%
	100 E. Pratt Street
	Baltimore, Maryland 21202
Common Stock	BlackRock, Inc.	14,543,640	(2)	8.6%
	40 East 52nd Street
	New York, New York 10022
Common Stock	The Vanguard Group	12,982,284	(3)	7.67%
	100 Vanguard Blvd.
	Malvern, Pennsylvania 19355
Common Stock	Wellington Management Group LLP	11,200,643	(4)	6.62%
	c/o Wellington Management Company LLP
	280 Congress Street
	Boston, MA 02210
Common Stock	Franklin Mutual Advisers, LLC	9,917,757	(5)	5.9%
	101 John F. Kennedy Parkway
	Short Hills, NJ 07078-2789

(1)
Based on the Schedule 13G/A filed on February 12, 2015, that reported sole voting power for 5,441,676 shares, and sole dispositive power for 21,442,043 shares.

(2)
Based on the Schedule 13G/A filed on January 22, 2015, that reported sole voting power for 13,017,717 shares, and sole dispositive power for 14,543,640 shares.

(3)
Based on the Schedule 13G/A filed on February 10, 2015, that reported sole voting power for 290,842 shares, sole dispositive power for 12,708,284 shares, and shared dispositive power for 273,425 shares.

(4)
Based on the Schedule 13G filed on February 12, 2015, that reported shared voting power for 1,958,927 shares and shared dispositive power for 11,200,643 shares.

(5)
Based on the Schedule 13G filed on February 3, 2015, that reported sole voting power for 9,917,757 shares and sole dispositive power for 9,917,757 shares.

        The following table sets forth information regarding ownership of our common stock as of March 9, 2015, by each of our directors, and by our chief executive officer, chief financial officer and each of the three other most highly paid executive officers (the "named officers" or "NEOs"), and by all directors and executive officers as a group. Each person named below, individually owns less than 1% of our outstanding common stock. Our current directors and executive officers as a group, collectively own 1.39% of our outstanding common stock. Percentages are based on 172,380,287 shares outstanding on March 9, 2015, adjusted as required by rules promulgated by the SEC.

        Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A person is deemed to be the beneficial owner of any share of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Deferred share units held by directors may not be voted or disposed of by the director until the shares are distributed to the director upon or after termination of the director's service on the board.

        The number of stock options exercisable within 60 days of the date of the table and the number of deferred share units owned by each person are stated separately and not included in the "Number of Shares" column. Based on the information furnished by such persons, we believe that each such person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated.

Name	Number of Shares Beneficially Owned	Stock Options Exercisable within 60 Days of March 9, 2015	Deferred Share Units
Non-Employee Directors(1)		—
Irving W. Bailey, II, Director(2)	15,000	—	40,784.61
Barbara L. Bowles, Director	11,183	—	17,206.83
William G. Dempsey, Director	211	—	20,171.7
Dennis M. Fenton, Director	6,563	—	8,914
Roger W. Hale, Director	17,701	—	19,165.53
Jacque J. Sokolov, M.D., Director(3)	11,622	—	32,946.79
John C. Staley, Chair	0	—	52,534.25
Heino von Prondzynski, Director	22,388	—	0
Mark F. Wheeler, M.D., Director	2,171	—	34,324.61
Named Officers(4)(5)
F. Michael Ball, Chief Executive Officer and Director	239,647	467,169	—
David J. Endicott, President, Hospira Medical Devices	98,491	0	—
Sumant Ramachandra, Senior Vice President, Chief Scientific Officer	30,116	14,632	—
Matthew R. Stober, Senior Vice President, Operations	53.317	0	—
Thomas E. Werner, Senior Vice President, Finance, and Chief Financial Officer	66,644	152,970	—
All directors and executive officers as a group	1,063,819	1,139,172	226,048.32

(1)
Except for Mr. Staley, the number of deferred share units held by certain non-employee directors (i.e., Bailey, Dempsey, Fenton and Sokolov) includes 2,171 units that have not vested and are subject to forfeiture under certain conditions. Mr. Staley held 3,428 deferred share units that have not vested and are subject to forfeiture under certain conditions.

(2)
Mr. Bailey's shares include 15,000 shares that are held indirectly through IWB Investments, L.P.

(3)
Dr. Sokolov's shares include deferred cash compensation received during 2014 that converted to 1,671.11 restricted stock units, all of which vest one year from the date of acquisition, and also includes 3,000 shares held indirectly through a profit sharing plan and 2,000 shares held through his daughters' trusts.

(4)
The table includes shares held in the officers' accounts in the Hospira 401(k) Retirement Savings Plan as follows: F. M. Ball, 0; D. Endicott 0; S. Ramachandra, 271; M. Stober, 0; and T. Werner, 0; and all executive officers as a group, 10,615. Each officer has shared voting power and sole investment power with respect to the shares held in his or her account under the 401(k) account. The table does not include 2,097 (for Mr. Stober) and 665 (for Mr. Werner) Hospira phantom shares in Hospira's Non-Qualified Savings and Investment Plan.

(5)
The table does not include unvested restricted stock units in the following amounts: M. Ball, 159,086; D. Endicott 96,512; S. Ramachandra, 61,429; M. Stober, 43,386; and T. Werner, 45,076; and all non-NEO executive officers as a group, 242,253.

CONNIE R. CURRAN

        On November 10, 2014, Connie R. Curran, RN, Ed.D, age 67, passed away. Dr. Curran served as one of our independent directors since 2004. In her ten years of leadership on the Hospira board,

Dr. Curran served in many capacities, and always with a singular and very personal passion to ensure that patients were at the center of every decision we made and every action we took. Dr. Curran also served on the boards of DeVry Education Group, DePaul University, IDX Systems, the University of Wisconsin Foundation, Allegiance Corp., Volcano Corporation and Pyxis.

PROPOSAL 1
ELECTION OF DIRECTORS

        All directors of our company are up for election at the 2015 annual meeting for an one-year term. With the re-election of the Class II directors at this 2015 annual meeting for a one-year term, the board no longer will be classified. Prior to the 2013 annual meeting, there were Class I, II and III seats for directors, with one class of directors being elected for a three-year term at each annual meeting.

        Upon the recommendation of its governance and public policy committee, and consistent with the elimination of the company's classified board, the board of directors has nominated Irving W. Bailey, II, F. Michael Ball, Barbara L. Bowles, William G. Dempsey, Dennis M. Fenton, Roger W. Hale, Heino von Prondzynski, Jacque J. Sokolov, John C. Staley, and Mark F. Wheeler to be elected to hold office until the 2016 annual meeting. No nominations for directors were received properly from shareholders and no other candidates are eligible for election.

        If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified, or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election; but, if such a situation should arise, proxies will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the shareholder has directed otherwise.

        The board of directors recommends that the shareholders vote FOR the election of Irving W. Bailey, II, F. Michael Ball, Barbara L. Bowles, William G. Dempsey, Dennis M. Fenton, Roger W. Hale, Heino von Prondzynski, Jacque J. Sokolov, John C. Staley, and Mark F. Wheeler to the board of directors for a one-year term until the 2016 annual meeting.

THE BOARD OF DIRECTORS

        The board and the governance and public policy committee believe that the combination of the qualifications, skills and experiences of the nominees for election at the 2015 Annual Meeting will contribute to an effective and well-functioning board and that, individually and as a whole, each nominee possesses the necessary qualifications to provide, in combination with the other directors, effective oversight of the business and effective advice and counsel to our management.

        Next to each nominee's biography, below, is an assessment of the nominee's qualifications, attributes, skills and experience that led us to believe that each nominee is well-qualified to serve on the board.

Director Nominees at the 2015 Annual Meeting
Nominee & Age	Independence, Qualifications, Attributes, Skills and Experience	Reason for Nomination
Irving W. Bailey, II Age 73	Independent director, since 2004, Mr. Bailey was lead director from 2007 to 2011. He served as a Managing Director of Chrysalis Ventures, a private equity management firm, from June 2001 to January 2005, and has been a Senior Advisor to Chrysalis Ventures, since January 2005. Mr. Bailey served as President of Bailey Capital Corporation, a private equity management firm, from January 1998 to June 2001, and as CEO of Providian Corporation, an insurance and diversified financial services company, from 1988 to 1997. Mr. Bailey also serves as Vice Chairman of Aegon, N.V. and was a director of Computer Sciences Corporation, until August 2013. He also serves as an officer and a director on the nonprofit boards of The Beauregard Foundation, Inc. and Operation Open Arms, Inc.	Mr. Bailey has extensive management experience in the financial services sector as the former chairman and chief executive officer of a major financial services company, and several years of experience in private equity management. Mr. Bailey also has extensive experience serving on the boards of multinational organizations, most notably, as a member of the board at an internationally based company and as a lead director. Mr. Bailey's strong management and lead director experience provide a valuable source of insight for the board and its committees. For these reasons, Mr. Bailey is well-qualified to serve on the board and its committees.

F. Michael Ball Age 59	Joined Hospira as its CEO and as a director in March 2011. Mr. Ball joined Hospira after 16 years at Allergan, Inc., a multi-specialty healthcare company, where he held several senior leadership positions. More recently, from February 2006 until joining Hospira, Mr. Ball served as President of Allergan. From October 2003 to February 2006, Mr. Ball served as EVP and President, Pharmaceuticals of Allergan. Since 2013, Mr. Ball serves on the board of Kythera Biopharmaceuticals, Inc., a publicly traded clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. From 2000 to 2013, Mr. Ball also served on the board of directors of STEC, Inc.	Mr. Ball brings more than 25 years of healthcare experience to Hospira, more recently serving for 16 years in several senior management positions at a publicly-traded, multi-specialty healthcare company. As the CEO, Mr. Ball has the primary responsibility for managing our company day-to-day and its business activities and operations. For these reasons, Mr. Ball is well-qualified to serve on Hospira's board.

Director Nominees at the 2015 Annual Meeting
Nominee & Age	Independence, Qualifications, Attributes, Skills and Experience	Reason for Nomination
Barbara L. Bowles, CFA Age 67	Independent director since 2008. Ms. Bowles founded and serves as president of the Landers Bowles Family Foundation, which provides charitable gifts primarily to educational entities in order to support disadvantaged high school and college students. From January 2006, she served as the Vice Chair of Profit Investment Management, an equity investment advisory firm, until she retired in December 2007. Ms. Bowles was the founder and served as Chairman (2000 to 2006) and CEO (1989 to 2005) of the Kenwood Group, Inc., an equity investment firm until it was acquired by Profit Investment Management. From 1984 to 1989, Ms. Bowles was Corporate Vice President and Director, Investor Relations, for Kraft, Inc., a diversified packaged food and beverage company. Ms. Bowles serves as presiding director of Wisconsin Energy Corporation, senior director of the Chicago Urban League, and director of the Museum of Science and Industry, Chicago. She is a trustee and chair of Fisk University and also serves on the University of Chicago Booth School of Business Advisory Council. Within the past five years, Ms. Bowles also has served as a director of Black & Decker Corporation (from 1993 to 2010); a director of Hyde Park Bank until it was purchased by Winrust in 2012; a senior director of Lurie Children's Hospital (from 1991 through November of 2011), and after retiring as a regular member, became an honorary senior member.	Ms. Bowles has extensive management and investment advisory experience as the founder, chairman and CEO of a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions and endowments. She also has served as the chief investor relations officer at two large public companies. She has extensive experience serving on the boards of other public companies, including as a presiding director. Ms. Bowles' unique and diverse experiences make her well-qualified to serve on the board and its committees.

Director Nominees at the 2015 Annual Meeting
Nominee & Age	Independence, Qualifications, Attributes, Skills and Experience	Reason for Nomination
William G. Dempsey Age 63	Independent director since 2011. Mr. Dempsey provided 25 years of service to Abbott Laboratories, a global broad-based healthcare company, and in his last position at Abbott (2006 until his retirement in 2007), served as Executive Vice President, Global Pharmaceuticals. From 2003 to 2006, Mr. Dempsey served as Abbott's Senior Vice President, Pharmaceutical Operations, and from 1982 to 2003, Mr. Dempsey held several other senior management positions at Abbott. Mr. Dempsey currently serves on the board of Landauer, Inc., and in March 2014, was elected to serve on the board of Hill-Rom, Inc. He was a director at Nordion, Inc. until it was sold in August 2014, and a director at Tyrx until December 2013 when it was sold to Medtronic, Inc. Mr. Dempsey is on the Advisory Board of the Salvation Army, Chicago, serves as a trustee on the Guadalupe Center Board of Trustees, and recently resigned as Chair of the Scientific Evaluation Committee for the MPN Foundation.	Mr. Dempsey has 25 years of senior management experience at a large publicly traded healthcare company, including substantial experience overseeing the company's international operations, and its pharmaceutical, hospital and nutritional businesses. His substantial experience in healthcare, particularly in the international, pharmaceutical, and hospital areas, makes him well-qualified to serve on the board and its committees.

Dennis M. Fenton, Ph.D. Age 63	Independent director since 2012. Dr. Fenton is the owner and CEO of Fenton and Associates (biotechnology consulting). Prior to that, for over 25 years, Dr. Fenton held numerous positions, including executive roles in process development, manufacturing, sales and marketing, and research and development at Amgen, Inc., a biotechnology company. Most recently, from 2000 to 2008, he served as the Executive Vice President, Operations at Amgen. Dr. Fenton currently serves on the board of Dendreon Corporation, Kythera Biopharmaceuticals, Inc., Xenoport, Inc., and Portola Pharmaceuticals, Inc. Within the past five years, Dr. Fenton also has served as a director of Genzyme Corporation (from 2010 to 2011) and Napo Pharmaceuticals, Inc. (until 2013), was chair of the Scientific Advisory Board (from 2010 to 2013), and acted as a board observer for Althea Technologies in 2013. He also serves on the nonprofit boards of Scripps Research Institute and Keck Graduate Institute.	Dr. Fenton has over 25 years of experience at a large publicly-traded biotechnology company, including substantial management experience in operations, process development and research and development. Dr. Fenton also has experience serving on the boards and committees of other public companies. His substantial experience in healthcare, particularly in the operations, process development and research and development areas, make him well-qualified to serve on the board and its committees.

Director Nominees at the 2015 Annual Meeting
Nominee & Age	Independence, Qualifications, Attributes, Skills and Experience	Reason for Nomination
Roger W. Hale Age 71	Independent director since 2006. From August 1990 until his retirement in April 2001, Mr. Hale served as Chairman of the Board, President and CEO of LG&E Energy Corporation, a diversified energy services company and served as President and CEO from June 1989 to August 1990. Prior to joining LG&E Energy, Mr. Hale was Executive Vice President of BellSouth Corporation, a communications services company. From 1966 to 1986, he held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale also is a director of Ashland, Inc., and previously, served as presiding director of H&R Block, Inc. (from 2006 to 2008).	Mr. Hale has extensive experience leading international organizations, as the chairman and chief executive officer at a diversified energy services company and as a senior-level executive at two communications services companies. He also has experience with serving on the board of three large multinational companies, including as a presiding director, and audit, compensation, finance and governance committees. This strong track record of management and leadership experiences provides a valuable source of insight for the board and its committees, and makes him well-qualified to serve on the board and its committees.

Heino von Prondzynski Age 65	Independent director since 2009. Mr. v. Prondzynski served as CEO of Roche Diagnostics and as a member of the executive committee of F. Hoffman-La Roche Ltd., a Swiss-based healthcare company that develops diagnostic and therapeutic products, from 2000 to 2005, retiring from Roche at the end of 2006. From 1996 to 2000, Mr. v. Prondzynski held several executive positions at Chiron Corporation, a multinational biotechnology firm that develops biopharmaceuticals, vaccines, and blood testing products; and, from 1976 to 1996 at Bayer AG, a German-based maker of healthcare products, specialty materials, and agricultural products. Mr. v. Prondzynski serves as Chairman of the Board for Epigenomics AG, and HTL Strefa Poland, lead director of Quotient Limited, and as a director of Koninklijke Philips NV. Within the past five years, he also has served as a director of Nobel Biocare Holding AG, Switzerland (from 2010 to 2011), and Qiagen N.V., Venlo, The Netherlands (2007-2013).	Mr. von Prondzynski has substantial international leadership experience at several multinational healthcare companies with over 30 years of leadership and management experience in the healthcare field. In addition, he has significant experience serving on the boards and committees at multinational companies. This substantial history of leadership positions at major international healthcare companies allows him to provide a global business perspective to his service on Hospira's board and its committees, and makes him well-qualified to serve on the board and its committees.

Director Nominees at the 2015 Annual Meeting
Nominee & Age	Independence, Qualifications, Attributes, Skills and Experience	Reason for Nomination
Jacque J. Sokolov, M.D. Age 60	Independent director since 2004. Dr. Sokolov has served since 1997 as the Chairman and CEO of SSB Solutions, Inc., a U.S. based, diversified healthcare management consulting, development and financial services company. From 1987 to 1992, Dr. Sokolov served as VP of Healthcare for Southern California Edison. In 1992, Dr. Sokolov became CEO of Advanced Health Plans Inc., which was acquired in 1994 by Coastal Physicians Group Inc. From 1994 to 1997, Dr. Sokolov served as Chairman of the Board of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc. Dr. Sokolov serves on the board of directors of several private companies including MedCath Corp., MyHealthDirect, Inc., PCA Medical Group, and Zoonie, LLC. He also serves as Vice Chairman of the Board for Phoenix Children's Hospital, and is a director on the nonprofit boards of the National Health Foundation and the White House Health Project.	Dr. Sokolov has strong management experience in the healthcare field as a senior corporate officer and the chairman and chief executive officer of a national healthcare management, development and investment firm. Over the years, he has worked extensively with physicians, physician organizations, hospitals/health systems, health plans and pharmaceutical and medical device companies. Such experience has given Dr. Sokolov a breadth of understanding of the clinical/business models of healthcare. He also has over 18 years of board experience at three public companies, including service as a chairman of the board, chairman of several committees, and as a member of the audit, governance, public policy and compensation committees. This experience and his understanding of the clinical/business models of healthcare make him well-qualified to serve on the board and its committees.

John C. Staley Age 73	Independent director since 2004. Mr. Staley has served as the chair of the board of directors of Hospira since January 2012. Mr. Staley served as the Managing Partner of the Lake Michigan Area of Ernst & Young LLP, a public accounting firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley is as a director of Mattersight Corporation and Rasmussen, Inc. He also is a member and the former Chairman of the Board of Trustees of DePaul University. Within the past five years, Mr. Staley also has served as a director of Nicor Inc., now part of AGI, from 2008 to 2011.	Mr. Staley worked for Ernst & Young for more than 35 years, including as a tax practice coordinator in the company's European headquarters, and for 16 years, as an Area Managing Partner with overall responsibility for the audit, tax and consulting practices. Based on that experience, Mr. Staley is an expert in the areas of accounting and auditing, and he provides the board with a valuable source of accounting insight. His experience serving on other boards and committees also makes him well-qualified to serve on the board and its committees.

Director Nominees at the 2015 Annual Meeting
Nominee & Age	Independence, Qualifications, Attributes, Skills and Experience	Reason for Nomination
Mark F. Wheeler, M.D., M.P.H. Age 65	Independent director since 2006. From September 2010 until June 2012, when he retired, Dr. Wheeler served as the System Vice President, CIO and CMIO for PeaceHealth, an integrated delivery network of hospitals in the Pacific Northwest. From January 2007 to September 2010, Dr. Wheeler served as the Director of Clinical Informatics for PeaceHealth. He previously served as Acting Vice President Engineering, Centricity Enterprise Business Unit of General Electric Company, a diversified technology, media and financial services company, from February 2006 to January 2007. He served as chief technical architect of IDX Systems Corporation, a healthcare information technology services provider, from 1997 until December 2005, when IDX was acquired by General Electric, and served on IDX's board of directors from 1999 through 2005. He also serves on the nonprofit board of Washington Wine Industry Foundation.	For over 25 years, Dr. Wheeler worked in the medical research and development field, with a strong emphasis on software development related to medical products. Dr. Wheeler received an M.D. from Yale University and is a former practicing physician. Dr. Wheeler's substantial medical industry experience, particularly related to research and development, along with his medical background, make him well-qualified to serve on the board and its committees.

CORPORATE GOVERNANCE

Board Leadership Structure

        The board of directors is committed to adopting governance policies and practices that promote the most effective and ethical management of our company. In that regard, the board believes that it is important to retain maximum flexibility to determine our company's optimal leadership structure and to choose the best qualified person to serve in the offices of chief executive officer and chair of the board. At this point in time, the board has determined that having an independent, non-executive chair is the optimal leadership structure for our company because it provides the board with independent leadership and allows Mr. Ball, our company's chief executive officer, to concentrate on our company's business operations. In 2013, the independent directors elected Mr. Staley as the non-executive chair, and upon his reelection at the Annual Meeting, he will continue to serve in that position for a term expiring in January 2016. As the non-executive chair, Mr. Staley is responsible for:

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  presiding over all meetings of the shareholders and board;

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  ensuring the board is fulfilling its roles and responsibilities, as set forth in our company's corporate governance guidelines;

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  communicating with the independent directors between meetings, as appropriate;

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  working with the chief executive officer, develop board meeting agendas and ensure critical issues are included;

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  presiding over all meetings of the independent directors, including executive sessions, and taking the lead role in communicating any feedback to the chief executive officer;

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  assisting with the recruitment of board candidates, and with establishing committee memberships and committee chairs;

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  working with committee chairs, as necessary, to ensure committee work is conducted at the committee level and appropriately reported to the board;

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  recommending consultants and outside advisors to the board, as necessary or appropriate;

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  serving as a mentor to the chief executive officer, providing board performance feedback to, and collaborating with, the chief executive officer on setting board meeting schedules and agendas; and

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  assisting with the oversight of the annual performance evaluation of the board and the chief executive officer.

        In addition, the chair may call meetings of the board or the independent directors and may attend meetings of committees on which the chair is not a member. A full description of the chair's roles and responsibilities is included in our corporate governance guidelines, which are available in the investor relations section of our website at www.hospirainvestor.com.

Board's Role in Risk Oversight

        As stated in our corporate governance guidelines, the board is committed to overseeing the conduct of our company's business so that it is managed by its officers, managers and employees in the long-term interests of shareholders. As part of that responsibility, the board regularly discusses the processes that are in place to safeguard our company's assets and mitigate our company's risk. The board's role in risk oversight is consistent with our company's leadership structure, with the chief executive officer and other members of senior management having responsibility for assessing and managing our company's risk exposure, and the board and its committees providing oversight in connection with these efforts. For example, the board reviews our company's enterprise risk management process, the major risks identified through that process, and management's related mitigation strategies. Throughout the year, the board and its committees receive updates, as necessary, on the identified risks and mitigation plans. In addition, each year, the board reviews our company's strategic direction and objectives, and reviews key operational issues or risks related to the long-term strategic plan. The board holds extensive meetings with senior management to discuss our company's long-term operating plans, including the issues and opportunities facing our company in light of industry developments. Throughout the year, the board continues to engage in dialogue with management related to the progress of these plans, including any significant operational issues or risks encountered by our company in executing the plans. Each of the board committees (audit, compensation, governance and public policy, science and technology, and quality) regularly meet and review the major risks and mitigation activities relating to their respective areas of responsibility and oversight.

Meetings

        The board of directors held nine meetings, and one special telephonic meeting, during 2014. No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of the board of directors on which such director served. Our Corporate Governance Guidelines establish that our directors are expected to regularly attend the annual meeting of shareholders and meetings of the board and board committees on which they serve. All of our directors serving at the time attended in person or by call-in conferencing the 2014 annual meeting. Our independent directors generally meet in an executive session without management present at every regularly scheduled board meeting. As the chair during 2014, Mr. Staley presided at the executive sessions of the full board.

Independence

        The board annually determines the independence of directors. No director may qualify as independent unless the board of directors affirms that the director has no material relationship with us. As required by our corporate governance guidelines, the board will consider all relevant facts and circumstances in connection with that determination. Under no circumstances will a director be considered independent if:

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  the director is, or has been within the last three years, our employee, or a member of the director's immediate family is, or has been within the last three years, our executive officer;

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  the director or a member of the director's immediate family receives more than $120,000 from us in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as a non-executive employee, during any 12-month period in the last three years;

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  the director, or a member of the director's immediate family, is a current partner of a firm that is our internal or external auditor;

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  the director is a current employee of a firm that is our internal or external auditor;

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  a member of the director's immediate family is a current employee of a firm that is our internal or external auditor and personally works on our (or a subsidiary's) audit;

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  the director, or a member of the director's immediate family, was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that time;

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  the director or a member of the director's immediate family is employed, or has been employed in the last three years, as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee;

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  the director is a current employee, or a member of the director's immediate family is a current executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues; and

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  the director is an executive officer of a charitable organization that receives charitable contributions (other than matching contributions) from us that are in excess of the greater of $1 million or 2% of such charitable organization's consolidated gross revenues.

        In February 2015, the board determined that Mr. Bailey, Ms. Bowles, Mr. Dempsey, Dr. Fenton, Mr. Hale, Dr. Sokolov, Mr. Staley, Mr. v. Prondzynski, and Dr. Wheeler are independent within the meaning of our director independence standards and the listing standards of the New York Stock Exchange. In making these independence determinations, the board was not aware of any disqualifying relationship under the above criteria and, additionally, was not aware of any other relationship between such director and Hospira that would affect his or her independence.

        Our director independence standards are included in our corporate governance guidelines, which are available in the investor relations section of our website at www.hospirainvestor.com.

Committees of the Board of Directors

        The board of directors has five committees: the audit committee, the compensation committee, the governance and public policy committee, the quality committee, and the science & technology committee. All committee members, except F. Michael Ball, are independent, non-executive directors.

        Below is a summary of our committee structure and membership information. To read more about the committees, please see the discussion following the chart.

Audit Committee

        Mr. Bailey (chair), Ms. Bowles, Mr. Dempsey, and Dr. Wheeler serve on the audit committee. For a discussion of director qualifications, separate descriptions for each audit committee member's industry background and credentials to fulfill their responsibilities, please see the section, "The Board of Directors" earlier in this proxy statement. During 2014, the audit committee met ten times. All members of the committee must be independent and must satisfy the audit committee member eligibility requirements of the New York Stock Exchange and the SEC. The board determined that Mr. Bailey, Ms. Bowles, Mr. Dempsey, and Dr. Wheeler are financially literate and eligible to serve on the audit committee. The board has determined that each member of our audit committee also is an "audit committee financial expert" within the meaning of the rules of the SEC.

        The primary functions of the committee include:

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  meeting periodically with our management, internal auditors and independent registered public accounting firm regarding our internal controls, accounting and financial reporting;

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  appointing, evaluating, compensating, retaining and terminating the independent registered public accounting firm, selecting the lead engagement partner, and reviewing, understanding and approving independent auditor fees, including assessing changes in audit scope, audit team skills and knowledge, fee levels for audit and non-audit services, and other areas;

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  reviewing and approving all non-audit services performed by the independent registered public accounting firm;

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  reviewing and discussing our financial statements and financial press releases with our management and independent registered public accounting firm;

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  reviewing and discussing our major financial risk exposures and the steps management has taken to monitor and control those exposures with our management, internal auditors, and independent registered public accounting firm;

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  establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting matters; and

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  Reviewing the internal audit team's audit plan, competencies, budget and staffing.

        Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee.

        The audit committee is governed by a written charter, which is available in the investor relations section of our website at www.hospirainvestor.com. The eligibility criteria for committee members are included in the charter. A copy of the report of the audit committee is on page 52.

Compensation Committee

        Dr. Fenton (chair), Ms. Bowles, Mr. Hale, Dr. Sokolov, and Mr. v. Prondzynski serve on the compensation committee. During 2014, the compensation committee met three times. All members of the compensation committee must be independent, must satisfy the compensation committee member eligibility requirements of the New York Stock Exchange and the SEC, and must be "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act, and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The board determined that each of Dr. Fenton, Ms. Bowles, Mr. Hale, Dr. Sokolov, and Mr. v. Prondzynski is eligible to serve on the committee.

        The primary functions of the committee include:

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  reviewing and determining the executive officers' compensation;

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  reviewing and, as it deems appropriate or as required by regulations, recommending to the board of directors, policies, practices and procedures relating to the compensation of our executive officers, other managerial employees and non-employee directors, and the establishment and administration of our employee benefit plans; and

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  exercising authority under our employee equity incentive plan and management incentive plans. The committee may delegate the responsibility to administer and make grants under these plans to management except to the extent such delegation would be inconsistent with applicable laws or regulations.

        For a description of how the compensation committee administers our executive compensation program, please see the section, "2014 Compensation Discussion and Analysis—Discussion of Compensation Program—General Administration" later in this proxy statement. The compensation committee has engaged Towers Watson as its independent compensation consultant. Towers Watson provides counsel and advice on executive and non-employee director compensation matters, including providing information regarding the peer groups against which performance and pay should be examined. For a further description of the services provided by Towers Watson, please see "2014 Compensation Discussion and Analysis—Discussion of Compensation Program—General Administration" later in this proxy statement.

        The compensation committee has adopted a policy that prohibits Towers Watson from providing any other services to our company other than the services Towers Watson performs as the compensation committee's independent consultant. This is intended to strengthen the independence of Towers Watson and avoid any conflicts of interest. However, in 2014, Towers Watson provided to the company compensation survey data for one country outside the U.S., for which we paid Towers Watson approximately $6,500. For services rendered to the committee related to executive compensation, in 2014, the committee authorized payment to Towers Watson of approximately $250,000 (excluding expenses). The compensation committee assessed the independence of Towers Watson in 2014 pursuant to the rules of the SEC and the listing standards of the New York Stock Exchange, and concluded that Towers Watson's work for the compensation committee does not raise any conflict of interest.

        The compensation committee is governed by a written charter, which is available in the investor relations section of our website at www.hospirainvestor.com. The eligibility standards for committee members are included in the charter. A copy of the report of the compensation committee is on page 51.

Governance and Public Policy Committee

        Ms. Bowles (chair), Mr. Hale, Dr. Sokolov, and Mr. Staley serve on the governance and public policy committee. During 2014, the governance and public policy committee met five times. All members of the governance and public policy committee must be independent. The board determined that Ms. Bowles, Mr. Hale, Dr. Sokolov, and Mr. Staley are eligible to serve on the committee.

        The functions of the committee include:

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  developing the general criteria for selecting members of the board of directors and assisting the board in identifying and attracting qualified candidates;

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  recommending to the board of directors the nominees for election as directors, considering the criteria described herein and any potential nominees recommended by our shareholders;

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  recommending to the board of directors persons to be elected as executive officers;

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  reviewing and assessing the adequacy of our corporate governance guidelines;

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  providing general oversight over certain compliance programs, policies and procedures; and

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  providing general oversight over certain company political and charitable activities.

        The process followed by the committee to identify a nominee to the board of directors depends on the qualities being sought. Board members should have backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. Candidates will be considered on a range of criteria, including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, global business perspectives, and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the board's oversight role with respect to our business and affairs. The committee's criteria for the selection of, and qualifications desirable in, members of the board, are included in an outline for directorship qualifications, which is Exhibit B to our company's corporate governance guidelines, and can be found in the investor relations section of our website, www.hospirainvestor.com. The criteria include, among other attributes, strong management experience, experience with multinational operations or experience in hospital products, hospital administration, medical or pharmaceutical products, medical research and development, finance or international business. It is also the committee's desire for the board to include a range of ages and a diversity of ethnicity, gender, experience, knowledge and geography. The committee defines diversity broadly and evaluates candidates not only on the attributes described above, but also considers whether the candidate enhances the current diversity of the board. In addition, as part of the annual self-evaluation process, the board and each committee assesses whether the board and the committees have appropriate diversity, as well as appropriate experience, education and skills for the current issues facing our company.

        Director candidates can be referred to the committee from a variety of sources, including by our officers, directors and shareholders. The committee has from time to time enlisted a third-party search firm to assist it in identifying and evaluating qualified candidates. The committee has the sole authority to engage director candidate search firms.

        If the board determines to seek a new member and a candidate is referred to the committee, the committee will review the candidate's qualifications in light of the attributes being sought by the board. If the committee determines that a candidate's qualifications are potentially suitable for service on the board, the committee will conduct an investigation of the candidate's background. Typically, candidates are interviewed by one or more members of the committee, and our chair before being nominated for election to the board.

        A shareholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the chair of the governance and public policy committee or to our secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees. The committee will consider potential nominees recommended by shareholders and in so doing, will apply the same evaluation criteria used for each person considered for nomination to the board.

        The governance and public policy committee is governed by a written charter, which is available in the investor relations section of our website at www.hospirainvestor.com. The eligibility standards for committee members are included in the charter.

Quality Committee

        Mr. Dempsey (Chair), Dr. Fenton, Dr. Sokolov, Mr. v. Prondzynski, and Dr. Wheeler serve on the quality committee. The committee provides assistance to the board in carrying out certain oversight responsibilities of the board relating to product quality and product safety. During 2014, the committee met five times.

        The functions of the committee include:

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  Overseeing our policies, practices and procedures relating to compliance with laws and regulations administered by the U.S. Food and Drug Administration ("FDA") and similar state, local and foreign agencies, including keeping apprised of all FDA warning letters and the responses to such letters, and steps taken to implement our responses;

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  Reviewing our overall quality strategy and monitoring our quality system and metrics used to monitor product quality and product safety, including reviewing the organization, implementation and effectiveness of our quality and compliance programs, the adequacy of resources for those programs, and the results of those product quality and quality system assessments by our company and external regulators (including the FDA and other regulatory bodies);

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  Keeping apprised of significant regulatory actions and correspondence from regulatory agencies, including our responses to such correspondence, and the steps taken to implement our responses;

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  Reviewing the corporate quality audit plan; receiving reports on the outcomes of quality audits and the progress of any material corrective actions taken in response to such audits; and

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  Assisting the board with its oversight responsibility for enterprise risk management in areas affecting our product quality and product safety, quality processes and quality strategy.

        The quality committee is governed by a written charter, which is available in the investor relations section of our website at www.hospirainvestor.com.

Science and Technology Committee

        Serving on the science and technology committee are Dr. Wheeler (chair), Mr. Bailey, Mr. Ball, Ms. Bowles, Mr. Dempsey, Dr. Fenton, Mr. Hale, Dr. Sokolov, Mr. Staley, and Mr. v. Prondzynski. The committee provides general oversight over strategic goals, objectives, and the direction of our research and development programs, including our product pipeline. The committee met four times during 2014.

        The functions of the committee include overseeing our company's research and development and technology initiatives, including review of the following matters:

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  strategic goals, objectives, progress and direction of our company's research and development programs, including our company's product pipelines;

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  our company's major technology positions and strategies relative to emerging technologies, emerging concepts of therapy and health care, and changing market requirements;

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  our company's approaches to acquiring and maintaining technology positions (including contracts, grants, collaborative efforts, alliances and venture capital) or other scientific aspects of major acquisitions and business development transactions;

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  reviewing our company's intellectual property strategy and portfolio;

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  allocation of our company's resources to research and development overall, and selected significant programs; and

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  assisting the board with its oversight responsibility for enterprise risk management in areas affecting our company's research and development and technology initiatives.

        The science and technology committee is governed by a written charter, which is available in the investor relations section of our website at www.hospirainvestor.com.

Director Share Ownership Guidelines

        Within five years after joining the board, each non-employee director is required to own and retain a minimum number of shares of Hospira common stock or deferred stock units equal to the lesser of (i) 7,500 shares, or (ii) the number that is five times such director's annual retainer fees (currently $325,000). The director must maintain that minimum throughout his or her service on the board. For purposes of the ownership guidelines, common stock includes restricted stock, restricted stock units and deferred stock units awarded to non-employee directors. All non-employee directors are in compliance with the guidelines.

Director (Tenure) Experience

        Our board members represent a broad array of experience and expertise in various areas of our business, factors we consider very important. We also believe that it is important for the board to have continuity. Currently, only 30% of our non-executive directors have been on the board nine years or more—the period of time ISS considers "lengthy tenure." We, therefore, believe our board is well-balanced in terms of the tenure of its members.

Communicating with the Board of Directors

        You may communicate with the board of directors by writing a letter to our chair. You may contact our independent directors by writing a letter to the chair of our audit committee (for accounting or disclosure matters), or any of our other independent directors.

        The letter should be addressed to:

  Director Communications
  c/o General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H-1
  Lake Forest, Illinois 60045

        Our general counsel and secretary will review the communication and forward it to the addressee or, in the absence of an addressee, to the most appropriate director or directors.

Corporate Governance Materials

        Our corporate governance guidelines, our code of business conduct and ethics, and the charters of our audit committee, compensation committee, governance and public policy committee, quality committee, and science and technology committee are available in the investor relations section of our website at www.hospirainvestor.com. We will provide a copy of any of these materials to any shareholder free of charge upon written request to:

  Corporate Governance Materials Request
  C/o General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H-1
  Lake Forest, Illinois 60045

Compensation Risk Assessment

        Our management and compensation committee, with the input and guidance of Towers Watson, our independent consultant, have evaluated our compensation policies and practices for all of our employees, including our executive and non-executive officers, to determine whether they create risks that are reasonably likely to have a material adverse effect on our company. We believe that our compensation programs do not encourage excessive risk taking for several reasons, including the following:

  •
  Fixed versus Variable Pay.  The balance between fixed and variable pay varies by job level. Named officers have a larger portion of their compensation in variable vehicles (such as performance-based annual bonuses, performance share units and stock options that vest over a three- or four-year period). These are designed to motivate performance and provide strong shareholder returns over the long-term. Named officers, more than other employees, have a greater opportunity to influence long-term performance. At the general employee level, the greatest portion of compensation is fixed. The fixed component of compensation does not encourage risk taking because it is unaffected by company performance. The variable portion is designed to avoid encouraging excessive risk taking, by basing that portion on multiple indicators of both company and individual performance, thus diversifying the risk associated with any single performance indicator. Overall, the compensation mix for all of our employees is generally consistent with the market and provides a balanced mix between the fixed components and the variable components of annual incentives and equity-based compensation awards.

  •
  Short-Term versus Long-Term Variable Incentive Pay.  The mix of short-term and long-term incentives is driven by the employee's role in the organization. Greater long-term incentives are provided to those roles that most directly impact the long-term strategy of our company, that is, senior executives and officers. Our short-term incentive pay for all employees is based on an annual goal process, which is administered in a way that motivates the results needed to achieve the approved business plan goal. In this process, the balance between risk and reward, both to participants and shareholders, is considered. Specific financial measures are considered, as well as the necessity of achieving strategic objectives that contribute to the long-term success of our company and to shareholder value creation. In 2014, our company continued to utilize a funding mechanism, under which incentive payouts would not be funded under the program until our company achieved a certain threshold level of adjusted net income.

    Also balancing risk and reward are checks and balances within our company's business, including audit, quality and financial approval processes, each of which assists our company in managing business risks. Our long-term incentive pay for our officers and senior executives includes performance share units, which are earned, if at all, based on a total shareholder return (TSR) measure over a three-year performance period relative to a designated peer group. This supports a longer-term orientation. Moreover, since the performance cycles overlap, one year's actions may impact three performance cycles, which further encourages a long-term focus.

  •
  Retirement Programs.  Our pension plan and supplemental pension plan were frozen, as of December 31, 2004. Our other retirement programs are structured to be competitive with local practice, and provide a reasonable benefit comparable to the benefits provided to all other employees. Thus, we do not believe that our active retirement programs promote risky behaviors or strategies.

  •
  Recoupment Policy.  Our corporate officers are subject to a claw back/recovery policy, as described in the section captioned "2014 Compensation Discussion and Analysis—Other—Executive Compensation Recovery Policy."

  •
  Stock Ownership Guidelines.  In order to further align the interests of management with our shareholders, we have share retention and ownership guidelines for our senior management. These ownership guidelines are described in the section captioned "2014 Compensation Discussion and Analysis—Other—Executive Share Retention and Ownership Guidelines."

        Based on our analysis, we believe our compensation policies enhance our company's business interests by encouraging innovation and appropriate levels of risk taking. This analysis was supported by the compensation committee's independent consultant, Towers Watson. Additional information about our executive officer compensation practices and policies is included in the section captioned "2014 Compensation Discussion and Analysis."

DIRECTOR COMPENSATION

        Director compensation is reviewed and approved annually by the board, on the recommendation of the compensation committee. The compensation committee has engaged an independent consultant, Towers Watson, to assist it in the performance of these duties. During 2014, the committee performed its annual review of our company's director compensation program and concluded that the program generally remained consistent with competitive market practice. The committee aims to provide a compensation program for the directors that is competitive and works to attract and retain high quality directors. Consistent with this desire, the compensation committee, in consultation with its independent consultant, has determined that it is appropriate to generally target total director compensation at the market median of our company's peer group. In 2014, the committee determined not to increase director pay.

Cash Compensation

        Under our company's director compensation program, our non-employee directors receive an annual cash retainer in the amount of $65,000. Employees are not compensated for serving on the board or board committees. The director who served as chair of the board receives an additional annual retainer of $45,000. Each director who serves on a committee created by the board receives an additional annual committee retainer fee of: (1) $5,000 for the science and technology committee, the quality committee, the governance and public policy committee, and any other permanent or temporary committee established by the board; (2) $10,000 for the compensation committee; and (3) $17,500 for the audit committee. And, each director who serves in the role of chair of any committee receives a combined additional annual committee and chair retainer fee of: (1) $12,500 for the science and technology committee, the quality committee, the governance and public policy committee, and any other permanent or temporary committee established by the board; (2) $20,000 for the compensation committee; and (3) $25,000 for the audit committee. The differences in pay for the various committees are based upon the workload and number of meetings generally held by the committees, as well as the peer group compensation data provided by the consultant.

        The board has established a global travel allowance fee, which is paid to compensate a director for international travel to attend a board or committee meeting. This travel allowance fee currently is set at $2,000 for each meeting that requires international travel.

Stock Compensation

        In addition to cash compensation, our company's director compensation program also utilizes equity grants to further align the interests of directors with our company's shareholders. Each year, each non-employee director receives an annual grant of restricted stock on the same date on which such grants are made to executive officers, which is the later of the fifth business day after the release of our financial results for the previous calendar year, or the day of completion of the regularly scheduled February meeting of the compensation committee. This ensures that the pricing of such grants is identical for both directors and officers. Each non-employee director received an annual grant of restricted stock, which generally will vest as of the one-year anniversary date of the grant. In 2014, the number of such shares of restricted stock granted to each director was equal in value to $190,000 as of the date of grant, except that, the director who served as chair of the board received an additional grant of restricted stock that was equal in value to $110,000. In accordance with IRS regulations, each director is given the option of converting the restricted shares into restricted stock units. While serving on the board, directors may dispose of stock received from the vesting of restricted stock grants if they have met the minimum holding requirements under our company's share ownership guidelines for directors. The directors' ownership guidelines are included in the section captioned "Corporate Governance—Director Share Ownership Guidelines."

Deferral Program

        In 2014, restricted stock could, based on an election by the director, be deferred and granted as restricted stock units and recorded in the director's stock unit account. At the director's prior election, the stock unit account will be paid out in the form of company common stock in a lump sum on the first business day after the calendar quarter in which the director's service terminates or in up to ten annual installments from and after that date. In 2014, non-employee directors could elect to defer all or a portion of their fees and restricted stock awards. The cash-based fees were deferred into a stock unit account.

2014 Director Compensation

        The following table shows the amount and form of compensation paid to each of our non-employee directors during 2014. Compensation includes annual retainer fees, board chair fees, committee and committee chair retainer fees, and restricted stock awards.

Director	Fees Earned or Paid in Cash(1)		Stock Awards(2)(3)	All Other Compensation	Total
Irving W. Bailey, II	$91,375		$190,000	$0	$281,375
Barbara L. Bowles	102,000		190,000	0	292,000
Connie R. Curran	79,989	(4)	190,000	0	269,989
William G. Dempsey	102,000		190,000	0	292,000
Dennis M. Fenton	93,250		190,000	0	283,250
Roger W. Hale	94,500		190,000	0	284,500
Jacque J. Sokolov	85,750		190,000	0	275,750
John C. Staley	122,000		300,000	0	422,000
Heino von Prondzynski	91,000		190,000	0	281,000
Mark F. Wheeler	102,000		190,000	0	292,000

(1)
This column consists of the amounts described above under "Director Compensation—Cash Compensation." Dr. Sokolov chose to defer his cash fees in 2014.

(2)
This column consists of the amounts described above under "Director Compensation—Stock Compensation." The value of Hospira stock awards is the grant date value of the award. The awards are valued based on the average of the high and low market price of Hospira common stock on the grant date. Mr. Bailey, Mr. Dempsey, Dr. Fenton, Dr. Sokolov, and Mr. Staley elected to defer their restricted stock awards into a stock unit account. The number of deferred share units held by each director as of March 9, 2015, is included in the share ownership table under the section captioned "Ownership of Our Stock."

(3)
As of March 9, 2015, each of the directors (except Mr. Staley) held 2,171 restricted shares or restricted share units that were not vested and were subject to forfeiture under certain circumstances. Mr. Staley held 3,428 restricted share units that were not vested and were subject to forfeiture under certain conditions. The non-employee directors had no options outstanding.

(4)
Dr. Curran passed away on November 10, 2014.

2014 COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis explains our philosophy underlying, and administration of, our executive compensation program. This section also describes the elements of our executive compensation program, the compensation paid in 2014 to our chief executive officer ("CEO"), chief financial officer and the three other most highly paid executive officers (the "named officers" or "NEOs"), and other aspects of our executive compensation program. Please read this compensation discussion and analysis along with the information contained in the executive compensation tables immediately following this section.

Executive Summary

        The overriding goal of our executive compensation program is to align the interests of our shareholders with our ability to attract, retain and motivate the best people from the industries where we compete for talent. For that reason, we favor variable pay opportunities based on performance over fixed pay. We view total direct compensation as comprising three elements: base salary, annual cash incentives, and long-term equity incentive awards. In 2014, performance-based compensation, in the form of the targeted annual cash incentives and long-term incentive grants, comprised over 86% of our named officers' targeted total direct compensation1. The long-term equity-based incentive awards included performance share units, stock options, and restricted stock units.

2014 Business Overview

        2014 was a year of significant progress against many of our near-term milestones in our transformative period. We set out in 2014 to accomplish two major goals. Our first goal was to "Fix the Foundation" and focus on quality improvements primarily in our manufacturing operations. Our second goal was to "turbo charge growth," which our executive officers sought to achieve by introducing new

1
Targeted total direct compensation replaces annual cash incentives with targeted annual cash incentives.

products, pricing products differently, investing in R&D, and registering our current and new products in countries where opportunities for organic growth existed. Our accomplishments included:

  •
  Increased Shareholder Value.  We experienced strong stock price performance, with Hospira's shares appreciating by 48.4% in 2014, and 101.7% during 2012 - 2014, outpacing the S&P 500 over both time periods:

  •
  Progress on Remediation.  Our tremendous progress in our remediation efforts has put the company in a very good quality and competitive position;

  •
  Service Levels.  Our customer service levels, adjusted for competitors that were off-market, have continued to track at or above 95%, an indicator of the sustained improvement we have made in our manufacturing facilities;

  •
  Sales Growth.  As a result of select product price increases and improvements to Hospira's supply chain, Hospira's net sales reached $4.5 billion in 2014;

  •
  Investment in Research & Development.  We increased our R&D spend and entered into a development and marketing agreement with Celltrion to accelerate our internal biosimilar development programs and expand our market reach;

  •
  One of the First Biosimilar Submissions in the U.S.  We submitted a biosimilar 351(k) application to the U.S. Food and Drug Administration ("FDA") for biosimilar EPO and, in so doing, are one of the first companies to submit such application in the U.S.;

  •
  Approval of Inflectra Application in the U.S.  Our business partner, Celltrion, submitted a 351(k) application for FDA approval of biosimilar infliximab, which was the first submission in the U.S. for a biosimilar monoclonal antibody;

  •
  Approval of Dyloject™.  We received approval from the FDA for Dyloject, a proprietary nonsteroidal anti-inflammatory drug or, NSAID. Dyloject is a complementary addition to our existing portfolio of acute-care drugs;

  •
  Manufacturing and Supply Chain Enhancements.  We are investing heavily in our global manufacturing footprint increasing manufacturing capacity in low-cost areas, and pursuing vertical integration of "active pharmaceutical ingredients" (API), particularly in drugs where the API is a major component of cost. In 2014, we completed the acquisition of an API facility from Orchid Pharmaceuticals. These enhancements will expand margins and drive future growth;

  •
  Pricing Strategy Execution.  We continue to execute our pricing strategy to better align our pricing with the value of our products and the investments we are making in our operations;

  •
  Global Product Expansion.  On the globalization front, we have been working to expand products we already make and market—submitting dossiers for these products in other markets where we have a presence. We exceeded our goal of over 250 cumulative new-to-country submissions on a worldwide basis since the beginning of this initiative; and

  •
  Device Strategy Advancement.  For our MMS business, we made significant progress since we announced our strategy in 2013, achieving multiple milestones in 2014, including streamlining and modernizing our fleet of pumps and making improvements to our device quality systems. The FDA lifted an import alert that previously prohibited U.S. importation of our infusion deices manufactured at our Costa Rica plant; and, our next-generation devices, the Plum 360™ and our Sapphire Plus™ have both received FDA clearance.

Performance Impact on Executive Compensation

        We believe that the compensation committee's balance in using short-term incentives and traditional long-term incentives encouraged our executive officers to maintain their focus on advancing quality improvement initiatives, as well as drive growth. The committee recognized the need to continue to motivate our executives during our turnaround, while ensuring that the executive compensation program remained in alignment with shareholders' interests and our longer term growth. Performance determines the annual incentive payout, based on adjusted net income and other factors listed below, and the payout is adjustable based on individual performance. Adjusted net income and corporate performance factors led to a potential payout for 2014 of 176%, which is above target. For 2014, Hospira reported adjusted net income of $333.2 million. (For a description of how adjusted net income is calculated, and the corresponding metric under generally accepted accounting principles, see the table captioned "Hospira Performance Incentive Plan Measures" in this "2014 Compensation Discussion and Analysis.") For named officers, the annual incentive payout was calculated based on company performance and was adjusted based on the achievement of individual performance goals set for each named officer. These individual performance goals were based on each named officer's individual contribution to the various goals and objectives set for him, his ability to manage his functional area, and his contribution to the overall operations of our company. (See "Annual Cash Incentive Award in this "2014 Compensation Discussion and Analysis" for the individual goals for each named officer.) The table, below, lists the target annual cash incentive amount for each named officer, and the actual annual cash incentive paid to each named officer for 2014, based on the combination of company and individual performance:

Name	2014 Annual Incentive Plan Target Award	2014 Annual Incentive Plan Actual Award
Mr. Ball	$1,278,247	$3,259,500	(1)
Mr. Endicott	410,000	1,045,500
Dr. Ramachandra	440,363	$935,771
Mr. Stober	371,789	$948,062
Mr. Werner	381,919	$649,262

(1)
Not included in this amount is $1,500,000, which Mr. Ball will receive in March 2015, having achieved three more goals: the "completed Phase III clinical studies in support of regulatory approval for EPO," "completion of over 250 cumulative new-to-country product submissions for global expansion," and "achievement of regulatory approval of Plum 360™ and Sapphire Plus™" goals under the CEO milestone incentive plan, as described in the section captioned "2014 Compensation Discussion and Analysis—Hospira Compensation Elements—Annual Cash Incentive Award—Chief Executive Officer Milestone Incentive Award."

Committee Decisions in 2014

Consideration of 2014 Shareholder Advisory Vote.

        Nearly 71% of the votes cast in 2014 supported our company's executive compensation program. These voting results communicated our shareholders' endorsement of the committee's decisions and policies. Even with the affirmative vote, the committee recognizes the nearly 12 percentage point drop in shareholder approval over last year. While the committee believes the 2014 executive compensation program was structured to drive the desired short- and long-term goals of the company, it continuously reviews our executive compensation programs for alignment with performance, responsiveness to our business needs, and promotion of the best interests of our company's shareholders.

        The company expanded its shareholder outreach efforts in 2014 to include a proactive outreach to our top 25 shareholders. We engaged with over two dozen shareholders throughout 2014, and reviewed comments from proxy advisors. Generally, we learned that better communication of the committee's thought process behind our executive compensation program and, in particular, explaining the intent behind the short-term and one-time discretionary compensation awards was helpful to shareholders. We then reviewed, with our external committee consultant, the compensation program to ensure we continue to motivate our management during the company's turnaround, while also taking into consideration shareholder concerns. Because there exists a natural time lag in gaining shareholder feedback and approving future compensation program changes, this proxy statement will discuss primarily the program approved for 2014. However, later in our compensation discussion and analysis, we provide an overview of program modifications approved by the committee for the 2015 executive compensation program. For changes approved for 2015, see, "Adoption of Specific Decisions for 2015 Executive Compensation," at the end of this section.

        To assist shareholders in better understanding the committee's decisions relating to 2014 executive compensation, below is a short review of the company's recent history and the committee's efforts to structure the executive pay program to support the company's initiatives.

        In 2014, the company continued to operate in a transitional or transformative period, focusing on two major goals: first—"Fix the Foundation" with a focus on Quality, primarily in our manufacturing operations; and, second—"turbo charge" our growth. The company planned to do so by introducing new products, pricing new products differently, and bringing new products or registering current products in countries where opportunity for more organic growth existed. To meet these two goals, Mike Ball, who was hired in 2011, recruited a number of new senior executives within our Quality and Manufacturing, Operations and Commercial functions.

        In 2012 through 2014, the committee believed it necessary to tailor the executive compensation program to motivate and retain the new management team in the short-term, while positioning the company for long-term growth. Thus, the committee utilized both our formal annual and long-term incentive programs, and also approved short-term incentives for the completion of specific projects.

        Based on the efforts of management under Mike Ball's leadership, we achieved significant progress against our near-term milestones during 2014. The committee believes its focus on a short-term compensation program was an important factor in achieving the company's goals in 2014 and in the long-term. However, as the company emerges from its turnaround period, the committee intends to revise its short-term incentive plan to focus on financial metrics and then allow for an individual modifier based on achievement against individual goals and return to traditional, long-term executive pay. For changes approved for 2015, see, "Adoption of Specific Decisions for 2015 Executive Compensation," at the end of this section.

        The discussion and analysis that follows describes the company's 2014 executive compensation program, which is based primarily on changes made to the 2013 compensation program:

  •
  Annual Incentive Plan.  While the committee aligned the annual cash incentive program incentives with shareholder interests and business goals, in 2014 the committee also limited the potential payouts under our program so that the payout under the Corporate Performance Goal component would not exceed the payout under the Net Income Goal component.

  •
  Funding Mechanism.  The committee continued to utilize a funding mechanism for annual cash incentives, which ensures that payouts would not be funded under the program until at least a threshold level of adjusted net income was achieved.

  •
  Individual Performance Modifier.  The company applied an individual performance modifier for director-level employees and above. The modifier serves to further differentiate incentive pay, based on exceptional individual performance. The committee believes that recognizing and rewarding individual contribution to our company's success strengthens our company's pay for performance philosophy, and improves the motivational value of the program. On the other hand, the committee also believes in modifying the short-term incentive downward, as low as zero, based on individual performance.

  •
  Long-Term Equity Incentive Awards.  To balance the performance incentives of our program with our company's need to maintain stability in our management team, the committee granted awards of performance share units, stock options, and time-vested restricted stock units, each representing one-third of each executive's long-term incentive value. Additionally, the committee put in place a ceiling on performance share unit awards at target in the event of negative total shareholder return.

  •
  Milestone Incentive Award to Chief Executive Officer.  Our CEO's performance-based intermediate-term cash incentive opportunity was carefully designed to align any pay-out with achievement of our company's top strategic imperatives through December 31, 2014, recognizing the importance of Mr. Ball's role in the transformative agenda of our company.

Compensation Best Practices

        We believe the design and administration of our executive pay program reflects sound principles and governance practices, as highlighted in the table below.

Overarching Principle	Best Practices	Hospira Practices
Purpose

•

Executive compensation program reinforces the responsible creation of sustainable long-term value

•

Business and people strategies align with long-term value creation and drive the design and administration of the executive pay program

•

Performance measures are selected in light of an organization's long-term strategy using a rigorous process in setting performance targets

•

Our compensation committee regularly reviews the design and administration of our executive pay program to ensure it is aligned with, and balances our business and people strategies with, shareholder value creation

•

We have designed our executive pay program to motivate and reward long-term value creation through the use of equity based incentives

•

We develop performance requirements in our incentive plans taking into consideration Hospira's annual budget, long-term strategic plan, historical performance of our company, our industry and our peers, as well as our investor expectations

Alignment

•

Use of multiple metrics to promote a holistic view of organizational performance

•

Incentive plan design should balance shareholder alignment and line-of-sight related objectives through the selection of performance measures and long-term incentive vehicles

•

Regular assessment of pay-for-performance alignment

•

Executive pay programs should have a limited focus on non-performance based pay elements

•

Our incentive plans incorporate overall company and individual performance metrics

•

Hospira's incentive plans include the use of multiple company-wide metrics representing financial, operational, strategic and market-based performance

•

Our long-term incentive plan is based on the use of multiple vehicles that balance stock price performance, long-term value creation, and retention objectives

•

Periodic analyses reviewed by the committee support the pay-for-performance relationship in our executive pay program

•

Hospira's use of non-performance based pay is limited(1)

Overarching Principle	Best Practices	Hospira Practices
Accountability

•

The compensation committee should use a comprehensive toolkit of resources to ensure it effectively fulfils its role

•

A minimum level of organizational financial performance must be achieved before incentives are funded

•

Risk mitigation techniques should be used to help ensure appropriate levels of risk-taking by executives

•

Our compensation committee and our Board are accountable for monitoring and making decisions about the compensation of the CEO and senior executive team

•

The committee utilizes external market reference data from multiple sources representing Hospira's talent market when making pay decisions

•

Additional analyses, including tally sheets and pay-for-performance reviews, are used to validate pay outcomes

•

The committee directly retains and consults with an expert external advisory firm and company executives in addition to the CEO

•

A minimum level of adjusted net income must be achieved before incentives are paid under our annual incentive plan

•

Our company has adopted risk mitigation programs, including share ownership guidelines, claw backs, and restrictive covenants

Engagement

•

Executive compensation decisions are informed, but not driven, by market practices

•

Executive pay levels should be analyzed and considered holistically

•

A majority of executive pay should be in the form of incentives, with a significant portion delivered in long-term incentives

•

Individual performance should be considered in performance-based pay decisions

•

While the committee has access to market practice information as a part of its pay administration process, the committee uses its judgment in how best to apply this data in making pay decisions

•

The committee assesses our executive pay levels from a total direct compensation perspective, rather than focusing on individual elements of the pay program

•

On average, 86% of our NEO opportunity at target compensation is in the form of incentives, with long-term equity based incentives representing 73%

•

Individual performance impacts incentives paid under our annual incentive plan, as it is considered when making base pay adjustments and long-term equity incentive awards

(1)
Only one named officer in 2014 received relocation assistance, which is from the same plan used for all employees. For further details, please see Note 3 to the "Summary Compensation Table."

        During 2014, the committee continued the following compensation best practices:

  •
  Risk and Claw back.  The committee believes that the executive compensation program does not encourage executives to take unnecessary or excessive risks that could threaten the value of our company. The committee, in keeping with best practices, continues to review its claw back policy, as described more fully under "Other—Executive Compensation Recovery Policy."

  •
  Share Ownership Requirements.  The committee has established ownership guidelines for our company's officers and directors. If the officer guideline is not met within the required time frame, the guidelines prohibit officers from selling any shares (except to meet tax withholding obligations or the cost of option exercises) until the required levels are met.

  •
  No Hedging or Pledging.  Officers and directors are prohibited from engaging in any hedging transactions involving our securities, holding our securities in a margin account, or otherwise pledging our securities as collateral for a loan.

  •
  Incentive Plan Provisions.  Our company's 2004 Long-Term Stock Incentive Plan prohibits the re-pricing or exchange of equity awards without shareholder approval.

  •
  Retirement Programs.  Our company's legacy pension plan and supplemental pension plan from its former parent company were frozen, as of December 31, 2004. No NEO has benefits under this legacy program.

Discussion of Compensation Program

General Administration

        The compensation committee of the board oversees our executive compensation program. The committee consists entirely of independent directors and approves compensation programs for all of our corporate officers, including our named officers. However, while the compensation committee makes recommendations, it is the independent members of our full board who review and approve all components of CEO compensation. The committee has engaged an independent consultant, Towers Watson, to assist it in the performance of its duties. The consultant regularly provides the committee with analyses of competitive practices and compensation relevant to our company's executive positions and industry. In addition, the committee routinely requests and receives information from the consultant with regard to executive officer pay, long-term incentive award levels and other executive compensation matters of concern to the committee. The consultant reports directly to the committee. The committee has the sole authority to retain or terminate the consultant.

Role of Management in Compensation Decisions

        Our senior vice president and chief human resources officer ("CHRO"), works with our CEO to develop recommendations on matters of compensation philosophy, plan design and specific awards for executive officers. In conjunction with our CHRO, our CEO assesses performance and makes pay recommendations to the committee for each executive officer other than himself. Towers Watson provides competitive data for our senior officers and makes independent recommendations on competitive pay to the committee. The committee considers these recommendations and makes decisions and recommendations as it deems appropriate. In making these decisions and recommendations, the committee considers multiple factors, including individual performance, achievement of goals, desired versus actual competitive compensation, and the importance of retention. For our CEO, Towers Watson prepares compensation recommendations based on the competitive market data, which are reviewed and discussed by the committee in executive session. The committee approves a compensation recommendation for our CEO that is then taken by the chair of our compensation committee to the independent board members for approval. Our CHRO, our CEO, and our general counsel typically attend committee meetings, but are not present for any discussion of their own respective compensation.

Principles

        At Hospira, we have designed our pay programs to help reinforce and reward the successful execution of our key strategies. We intend for our programs to reflect competitive market practices and to provide an appropriate mix of short- and long-term rewards to motivate and reward the achievement of our company's goals and strategies in a way that does not encourage unnecessary or excessive risk-taking.

        In order to attract and retain the quality of talent needed to be successful in Hospira's industry in 2014, the committee targeted total direct compensation (the sum of base salary, an annual cash incentive award, and long-term equity incentive awards that are valued, for these purposes, based on the grant date fair value) at up to the 60th percentile of the market. The targeted amounts are based on an analysis of the compensation practices of the competitive market.

        For 2014, the pay mix for our CEO and our other named officers was, as follows:

Market Data Used to Benchmark Pay

        With the assistance of its independent compensation consultant, Towers Watson, the committee benchmarks all elements of our executive compensation. Our executives' pay elements are benchmarked against a peer group of public companies selected annually from the health care industry that fall within a reasonable range of comparison factors, such as revenue, assets, and market capitalization. The peer companies also reflect Hospira's product markets and the talent pool from which employees are recruited. Based on such criteria, the committee included the following companies in the peer group for the competitive analyses for 2014 compensation:

2014 Peer Group Market Data

	Financial Data ($000,000)
	Revenue(1)	Assets(1)	Market Capitalization(1)
Actavis PLC	$11,785	$22,726	$68,229
Allergan, Inc.	7,003	10,574	63,330
Baxter International Inc.	16,813	25,869	39,722
Becton Dickinson & Company	8,432	12,447	26,911
Biogen Idec Inc.	9,028	11,863	80,163
Boston Scientific Corporation.	7,331	16,571	17,576
CareFusion Corporation	3,934	9,655	12,117
Celgene Corporation	7,341	13,378	89,343
C.R. Bard, Inc.	3,218	5,041	12,480
Endo International plc	2,662	6,572	11,098
Forest Laboratories, Inc.(2)	3,985	12,018	NA
Gilead Sciences, Inc.	20,696	22,497	142,207
Hospira, Inc.(3)	4,422	6,179	10,364
Life Technologies Corp(4)	3,842	8,638	NA
Mylan Inc.	7,445	15,236	21,141
St. Jude Medical, Inc.	5,605	10,248	18,593
Stryker Corp.	9,525	15,743	35,687

(1)
The revenue amount listed for each company is the trailing 12-month revenue for that company, as of December 31, 2014. The assets listed for each company is as of their fiscal year-end. The market capitalization amount listed for each company is as of December 31, 2014.

(2)
As of July 1, 2014, Forest Laboratories, Inc. was acquired by Actavis plc.

(3)
Hospira is included in the list solely for ease of comparison.

(4)
As of February 3, 2014, Life Technologies Corporation operates as a subsidiary of Thermo Fisher Scientific, Inc.

        Towers Watson reviews the peer group with our committee each year and makes recommendations regarding changes to the peer group. In August 2014, Towers Watson reviewed the peer group and provided recommendations for peer group changes. Towers Watson recommendations were based on its assessment of the peer group, and took into consideration feedback from our shareholders on the 2014 group. Based on the analysis and recommendations, the committee approved a new peer group for use in evaluating 2015 compensation.

        Towers Watson's competitive analyses also include relevant published survey benchmark data from the pharmaceutical, biotech and health sciences industries, which the committee used as a secondary source of information to supplement the peer group analysis. The peer group and published surveys, together, were used to determine market pay opportunities for salary, annual and long-term incentives, and total direct compensation (the sum of base salary, annual cash incentive award and long-term equity incentive awards).

        When making executive compensation decisions, the committee also reviews executive tally sheets for each named officer, which reflects the total compensation opportunity, realizable compensation, and the aggregate value of all long-term incentive grants.

Hospira Compensation Elements

        Below is a discussion of the three components of our company's total direct compensation: base salary, annual cash incentive award, and long-term equity incentive awards.

Base Salary

        In 2014, we determined and adjusted an executive's base salary taking into consideration sustained performance against individual job responsibilities, the impact of performance on our business results, current salary in relation to the competitive market for the job, experience, potential for advancement and retention. We administered the same standards for base salary increases for Hospira's executives as for other salaried employees.

        Based on competitive data provided by Towers Watson, the salaries of the named officers were at or below the market median of the competitive market. The committee, therefore, increased the base salaries for 2014. The committee determined that a salary increase was appropriate, as retaining the named officers was important to the transformative agenda and growth initiatives of our company. In light of the foregoing, the annual base salaries for the named officers were increased, as follows:

Named Executive Officers	2013 Base Salary		2014 Base Salary	Percentage Increase
Mr. Ball	$1,035,000		$1,076,400	4.0%
Mr. Endicott(1)	NA	(1)	650,000	NA
Dr. Ramachandra	533,000		556,985	4.5%
Mr. Stober	450,000		470,250	4.5%
Mr. Werner	467,200		481,216	3.0%

(1)
Mr. Endicott joined the company on March 10, 2014.

Annual Cash Incentive Award

        Executives have an opportunity to earn an annual cash incentive award. The goal of our annual cash incentive plan for the named officers is to establish a significant link between the award and our success by rewarding participants when we achieve or exceed established financial goals and business objectives. Target opportunities are set at the market median with actual values determined by individual performance and performance against business goals and objectives.

        Our named officers participate in the 2004 Hospira, Inc. Performance Incentive Plan, as amended. The committee determines the participants in the Performance Incentive Plan each year.

        The Performance Incentive Plan originally approved by our shareholders in 2005, is designed to allow for awards to be tax deductible under the requirements of Section 162(m) of the Internal Revenue Code. The Performance Incentive Plan provides for a base award equal to 2.0% of our earnings before interest, taxes, depreciation and amortization for our chief executive officer and 1.0% for each other named officer. In determining actual awards under the Performance Incentive Plan, the committee has the discretion to reduce, but not increase, actual awards from the base awards. In practice, the committee has exercised its discretion to substantially reduce the actual awards from the base awards each year. In exercising this discretion and determining actual awards, the committee establishes goals at the beginning of each performance period and, at the February meeting after completion of the performance period, measures performance against those goals. The committee generally has established the same corporate goals and goal weightings for named officers under the Performance Incentive Plan as those corporate goals and goal weightings used for determining awards cascaded to other levels of management. While the committee consults with management in connection with the establishment of these goals, the committee has the sole discretion to set, and measure performance against, these goals.

        The compensation committee added an individual performance modifier for Performance Incentive Plan participants, as well as for all director and vice-president level employees in 2014. Each executive receives a different individual performance modifier, based on the individualized goals set for each executive. The CEO may adjust a participant's annual cash incentive by applying the individual performance modifier for each participant, except Section 16 officers. The compensation committee applies the individual performance modifier for Section 16 officers. For named officers, the calculated incentive payout based on company performance may be adjusted based on achievement of individual performance goals set for each named officer. No award is earned if an individual fails to meet established minimum level performance. Below are the individual 2014 goals for each named officer, as approved by the committee:

F. Michael Ball	• Vision—Establishes and articulates a clear vision for the company and creates energy and inspiration around the vision
• Integrity—Establishes a culture in which uncompromising integrity is the norm and acts ethically and honestly in every aspect of behavior
• Execution and results—Ensures consistent and timely progress toward strategic objectives
• Shareholder value—Leads management team to develop, articulate and implement long and short-term strategy consistent with company's vision and shareholder expectations
• Transformational leadership—Maintains operating effectiveness while simultaneously driving needed change
• Building effective team—Continuously develops strong leadership that is productive and acts as a team
• Board and external relations—Has a clear understanding of board's expectations and works closely with the board to achieve the company's vision and strategic plans

David J. Endicott	Sumant Ramachandra	Matthew R. Stober	Thomas E. Werner

• Remediation • Regulatory Commitments • Compliant Quality System • Pump Manufacturing • Financial Targets • Advancing Pipeline	• EPO Submissions • Global Expansion / Submissions / Approvals • New Product Development • Biosimilars Milestones • Submissions/ Approvals • On-Market Support	• Regulatory Commitments • Quality Systems • Service Levels • Manufacturing Cost • FDA Success at all Sites • Vizag—Successful Commercial Launch	• Evolve management reporting to achieve timely insights • Cash Flow Management • Expand Global Business Services capabilities

        The committee reviews and approves for each officer a target award determined as a percentage of the officer's base salary, which is earned based on performance against Hospira adjusted net income and corporate performance goals ("CPGs"). Those net income and corporate performance goals are initially recommended by management, who then presents such goals to the full board of directors. The full board approves the final performance measures and weighting. Officers may earn more than the target award (up to a maximum set by the committee of two times the target award) if goals are exceeded, or less than the target award if goals are not achieved at the target level, but achieved above a threshold level set by the committee (payment at the threshold level is up to one-half of the target award).

        In 2014, the committee continued to use a funding mechanism established in 2012, under which no payouts are awarded under the program unless our company achieves a threshold level of adjusted net income. This funding concept ensures that Hospira achieves a threshold level of profitability prior to beginning to fund the annual cash incentive pool, and that the entire program will be self-funded.

        The 2014 financial goals and CPGs were established by the full board to focus executive attention and action on financial and business performance, which the board believed would deliver shareholder return and long-term growth. In establishing these financial goals, the full board consulted with management, reviewed our company's 2014 business plan and then set the financial goals, based upon the execution of the business plan. Thus, it is the board that sets the financial goals and the following measures on which to assess our company's performance.

Performance Incentive Plan Measures and Weighting	Goal Description	Justification for Measure
Adjusted net income (80%)*	Our adjusted net income means our net income determined in accordance with generally accepted accounting principles, adjusted for certain specified items that are described below and in our earnings press releases.	This measure provides a focus on profitable growth and expense control, and serves as a strong indicator of sustained performance over the long-term. This measure provides greater transparency into Hospira's ongoing results of operations.
Corporate Performance Goals (20%)	For 2014, our corporate performance goals focused on the successful achievement of the following:	Goal Result
	Global Service Levels—achieve average global service levels of 100% of 2014 Plan (excluding competitors off market)	As of end of 2014, Average Global (Adjusted) Customer Service level was 96%, excluding competitors off market (April -December). Adjusted Customer Service for the month of December, 2014 was 96%
	Vizag, India Manufacturing Readiness—GMP approval post submission and review of responses	Did not meet threshold—FDA did not complete Pre Approval Inspection in 2014. GMP approval not yet received.
	Vizag, India Tech Transfer—Place 100% of 2014 Plan (8 batches) number of molecules on stability by December 2014	Ten batches placed on stability, to date.
	Plum A+ Remediation—100% of 2014 planned Plum A+ installed base in the U.S. remediated by December 31, 2014	108% of 2014 planned Plum A+ installed base in the U.S. remediated by the end of November, one month ahead of schedule.
	Plum 360 510(k)—Submit Plum 360 510(k) per 2014 Plan by June 30, 2014	Plum 360 510(k) submitted on June 30 and MedNet 6.0 510(k) submitted on April 30, 2014 per plan
	EPO Submission—Submission completed by 2014 Plan date of December 18, 2014	FDA received the submission on December 16, 2014, which is two days ahead of the plan date. The U.S. EPO program is an important future growth driver.
	Global Expansion—ten successful regulatory submissions within three months of 2014 Plan	Global Expansion submitted 12 of 13 molecules within three months of plan, with Propofol included (it was ready, but held by GCO).

*
For a numerical description of how this measure is calculated, see below, the table captioned "Hospira Performance Incentive Plan Measures."

        For each measure, the board established a threshold, target and maximum level of performance. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. Similarly, we believe that if we do not meet our target goals that are established to generate shareholder return and long-term growth, management annual cash incentive payments should be reduced accordingly by plan design. Thus, the committee put in place a design change to remove the need to downward modify the bonus awards in the event that corporate performance goal actual performance exceeded adjusted net income. The following table lists the performance measures, weightings, and related threshold, target, and maximum goals for 2014, as well as actual results:

Hospira Performance Incentive Plan Measures

Performance Incentive Plan Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual/ Achievement relative to goals	Payout Amount
Adjusted Net Income (80%)(1)	$336	$361	$469	$443.0	176%
Corporate Performance Goals (20%)(2)	Varies	100%	Varies	Above Target	145%
Aggregate					170%

(1)
For 2014, adjusted net income for Hospira was calculated from the net income recorded by Hospira in its financial statements (as calculated in accordance with generally accepted accounting principles) of $333.2 million, adjusted for the following items: $22.1 million for Device Strategy charges, facilities optimization charges of $16.8 million, $43.7 million for the amortization of certain intangible assets, $3.8 million for the impairment of certain assets, $38.3 million for certain quality and product related charges, $40.4 million for capacity expansion related charges, $1.8 million for other restructuring charges, $25.1 million for acquisition and integrated related charges, and gains of $82.2 million related to divestitures. The items are shown net of tax of $62.9 million for the year ended December 31, 2014, based on the statutory tax rates in the various tax jurisdictions in which the items occurred. The foregoing adjustments resulted in adjusted net income of $443.0 million, which is the same adjusted number that was communicated when our company publicly announced its annual results.

(2)
The following table provides a description of how the Hospira corporate performance goals were measured (actual achievement was 145%):

Performance Measure	Weighting	Actual
Global Service Levels
achieve average global service levels of 100% of 2014 Plan (excluding competitors off market)	20%	150%
Vizag Manufacturing Readiness
GMP approval post submission and review of responses	10%	0%
Vizag Tech Transfer
place 100% of 2014 Plan (8 batches) number of molecules on stability by December 2014	10%	200%
Plum Remediation
100% of Plum A+ installed base in the U.S remediated by 12/31/2014	10%	200%
Plum 360 510(k) Submission
submit Plum 360 510(k) per 2014 Plan by 6/30/2014	10%	200%
EPO Submission
submission completed by 2014 Plan date of 12/18/2014	20%	110%
Global Expansion
ten regulatory submissions within 3 months of 2014 Plan	20%	166%

        In 2014, the Hospira adjusted net income goal (weighted at 80%) was achieved at 176% (out of a potential maximum of 200%). The corporate performance goals (weighted at 20%) were achieved at 145% (also out of a potential maximum of 200%). Thus, based on achievement of the adjusted net income goal and corporate performance goals, the committee approved the 2014 annual cash incentive goals at 170% of target. The committee then applied the individual performance modifier for the named officers. The individual performance modifier is based on each named officer's individual contribution to the various goals and objectives approved by the committee for each officer, based on his ability to manage his functional area, as well as for such named officer's contribution to the overall operations of our company. The individual performance modifier can be determined anywhere in the range of zero to 150% for the named officers. The full board also approves Mr. Ball's payout. The following table reflects the resulting payouts for each named officer, which constitutes a substantial reduction from the Performance Incentive Plan's base award:

Name	Annual Incentive Plan Target (% of Salary)	Annual Incentive Plan Target ($)(1)	Annual Incentive Plan Performance of 170% of Target ($)	Individual Modifier (% of Plan Performance)	Actual 2014 Annual Incentive Award ($)
Mr. Ball	120%	$1,278,247	2,173,020	150%	$3,259,500
Mr. Endicott	80%	410,000	697,000	150%	$1,045,500
Dr. Ramachandra	80%	440,363	748,617	125%	$935,771
Mr. Stober	80%	371,789	632,041	150%	$948,062
Mr. Werner	80%	381,919	649,262	100%	$649,262

(1)
For additional information, please see the "Estimated Possible Payouts under Non-Equity Incentive Plan" column under the "Grants of Plan-Based Awards" table later in this proxy statement.

Chief Executive Officer Milestone Incentive Award

        In July 2013, the board approved a milestone-based cash incentive award for Mr. Ball, payable under our Performance Incentive Plan. The award provided for a cash incentive payment if certain strategic and operational performance goals were met before December 31, 2014. The performance goals were established to reflect five key performance drivers for Hospira that are expected to drive current and future growth and profitability. The key performance drivers include achievement of specific metrics associated with each performance goal, as generally described below:

  •
  improved global customer service levels exceeding 90%;

  •
  progressing our company's biosimilar erythropoietin (EPO) program through completion of Phase III clinical studies in support of regulatory approval for our EPO program;

  •
  start-up of manufacturing at our company's Vizag, India, plant, and file new product submissions with the U.S. FDA;

  •
  file 230 cumulative new-to-country regulatory submissions under the global expansion program; and

  •
  file new device product submissions for Plum 360™ or Sapphire Plus™.

        The board believed these performance goals were critical to driving the achievement of these key operational and strategic objectives in a timely manner, leading to long-term growth and shareholder value. The five performance goals were equally weighted, and achievement of each goal before December 31, 2014, entitled Mr. Ball to payment of $500,000 per performance goal achieved. In January 2015, the committee measured performance against the four goals not met during 2013, and determined that three goals were achieved in 2014, entitling Mr. Ball to receive $1,500,000, payable in March 2015.

Long-Term Equity Based Awards

        Under our pay philosophy, the committee may award grants of time-vested restricted stock or restricted stock units, stock option awards, or performance-based awards to address retention or significant market compensation shortfalls. To enhance its ability to pay for performance and to motivate management to achieve long-term goals, the committee splits the long-term incentive award to executive officers into three equal components: performance share units, stock options, and time-vested restricted stock unit awards, each representing one-third of each executive's long-term incentive value.

        These allocations are intended to incentivize the named officers while reinforcing the performance orientation of our pay program by delivering a significant portion of the award opportunity in the form of awards with pre-established performance conditions. In addition, we view stock options as an important tool in aligning the long-term interests of employees with shareholders, as recipients only benefit if the stock price appreciates over the long-term. And, with the addition of restricted stock units, we believe that there is a stronger balance of the performance orientation of our program with the importance of maintaining stability in our management team.

        In determining the amount of long-term equity granted to each NEO in 2014, the committee reviewed analyses provided by Towers Watson. The committee considered competitive market long-term incentive award values, prior award levels, the importance of the named officers to the transformative agenda of our company, and the committee's intent to focus on variable compensation when making award determinations.

        During 2014, the committee granted long-term incentive awards to the named officers, as follows:

Name	Date of Award	Performance Share Units ($ Value of Award)	Stock Options ($ Value of Award)	Time-Vested Restricted Stock Units ($ Value of Award)
Mr. Ball	February 26, 2014	$2,000,026	$2,000,003	$1,999,983
Mr. Endicott	March 31, 2014(1)	$833,349	$833,329	$3,333,318
Dr. Ramachandra	February 26, 2014	$666,657	$666,664	$966,685
Mr. Stober	February 26, 2014	$500,020	$499,995	$500,017
Mr. Werner	February 26, 2014	$599,992	$599,996	$600,020

(1)
Mr. Endicott did not receive an award on February 26, 2014, since he joined the company on March 10, 2014. On March 31, 2014, however, Mr. Endicott received stock options, performance share units, and restricted stock units. Mr. Endicott's restricted stock unit award includes a one-time sign-on grant value of $2,499,999, which we believed was appropriate and necessary to attract this highly accomplished leader to our company from competing offers. Consistent with our policy for equity grants to newly hired employees, the grant date for Mr. Endicott was March 31, 2014, which was the last trading day of the quarter in which he was hired.

        Timing of Awards.    For 2014, the grant date for the long-term incentive award was the day of the conclusion of the February board meeting. The timing of awards is not coordinated with the release of material non-public information. The timing of awards is included in a policy approved by the committee. For employees hired or promoted after the date of the annual grant, any awards made because of the hiring or promotion of such employee are awarded on the final New York Stock Exchange trading day of the quarter in which the hire or promotion occurs.

        Performance Share Units.    Performance share units are earned based on the achievement of total shareholder return over a three-year performance period relative to the performance of a pre-established peer group. The peer group consists of the companies included in the S&P 500 Health Care index, excluding those companies classified as Managed Care Companies, which the committee believes represent a substantively different industry segment. For the 2014 grant, the peer group included the following companies:

Abbott Laboratories	Hospira, Inc.
AbbVie Inc.	Intuitive Surgical Inc.
Actavis plc	Johnson & Johnson
Agilent Technologies, Inc.	Laboratory Corp. of America Holding
Alexion Pharmaceuticals Inc.	Life Technologies Corp.
Allergan, Inc.	Lilly (Eli) & Co.
AmerisourceBergen Corp.	McKesson Corp.
Amgen	Medtronic Inc.
Baxter International Inc.	Merck & Co.
Becton Dickinson & Company	Mylan Inc.
Biogen IDEC Inc.	Patterson Cos. Inc.
Boston Scientific Corp.	PerkinElmer
Bristol-Myers Squibb	Perrigo Company
Cardinal Health Inc.	Pfizer Inc.
CareFusion Corp.	Quest Diagnostics
Celegene Corp.	Regeneron Pharmaceuticals
Cerner Corp.	St Jude Medical, Inc.
Covidien plc	Stryker Corp.
CR Bard Inc.	Tenet Healthcare Corp.
DaVita Healthcare Partners Inc.	Thermo Fisher Scientific
Dentsply International	Varian Medical Systems
Edwards Lifesciences Corp.	Vertex Pharmaceuticals
Express Scripts Inc.	Waters Corporation
Forest Laboratories, Inc.	Zimmer Holdings
Gilead Sciences, Inc.	Zoetis, Inc.

        This peer group is broader than the peer group that the committee uses to benchmark pay because the committee believes a broader group provides a more robust assessment of overall industry market performance. The committee selected total shareholder return as the sole performance measure for performance share units because it believes total shareholder return is a transparent representation of our company's performance and value creation for the shareholders.

        Under the performance share unit program, participants receive target awards based on the competitive market and the committee's assessment of the total compensation. The target award generally will be paid out if, at the end of the performance period, Hospira's total shareholder return for the three-year period is at the median of the peer group. Participants may receive up to two times the target award if Hospira's total shareholder return reaches or exceeds the 75th percentile of the peer group. Correspondingly, if Hospira's total shareholder return is below median, participants may receive a lesser award. No award will be earned if Hospira's total shareholder return falls below the threshold established by the committee, which is the 25th percentile.

        The payment levels at various percentile rankings against the peer companies are shown in the following table:

Hospira Percentile Rank	% of Units Received
75th	200%
70th	180%
65th	160%
60th	140%
55th	120%
50th	100%
45th	85%
40th	70%
35th	55%
30th	40%
25th	25%
<25th	0%

  2012-2014 Performance Award

        For the 2012-2014 performance award cycle, participants may earn a portion of the performance share units at the end of each year (interim measurement periods) based on Hospira's total shareholder return for those years and Hospira's percentile ranking for these interim measurement periods. The maximum interim amount that may be earned for each of the two interim measurement periods is one-quarter of the performance share units originally granted. Any award earned for an interim period does not vest until the end of the full three year performance period. Given Hospira's relative total shareholder return, no interim awards for 2012 or 2013 were earned. However, for the three-year performance period ending in 2014, the named officers were awarded the following performance share units in February 2015:

		Number of Shares Vested from 2012 - 2014 Performance Cycle (#)(1)
Name	Date of Award	Target Award	Actual Vested
Mr. Ball	March 1, 2012	67,731	86,154
Mr. Endicott(2)	NA	NA	NA
Dr. Ramachandra(3)	NA	NA	NA
Mr. Stober	March 1, 2012	13,624	17,330
Mr. Werner	March 1, 2012	13,624	17,330

(1)
For the 2012-2014 cycle, Hospira was at the 56.8th percentile of our peer group for total shareholder return based on performance through December 31, 2014, and the participants were granted these awards at 127.2% of the target award.

(2)
Mr. Endicott did not receive the 2012-2014 PSUs, since he joined the company on March 10, 2014.

(3)
Dr. Ramachandra forfeited his 2012-2014 PSU award due to his voluntary resignation of employment in May 2013.

  2013-2015 Performance Award

        In its continual focus on long-term growth with the ability to retain key employees, the committee re-evaluated the design of the performance share unit program for the 2013-2015 performance award period. Taking into account other changes made to our long-term incentive program such as the grant of time-vested restricted stock units, the committee removed the interim award feature for performance share unit awards granted in 2013, resulting in no payout in the short-run. Unlike grants made in 2012, performance share unit awards granted in 2013 will vest only, in whole or in part, at the end of the three-year performance cycle based on the three-year total shareholder return percentile ranking as measured against the peer group.

  2014-2016 Performance Award

        Consistent with the change made in 2013, for the 2014-2016 performance award cycle, performance share unit awards do not contain an interim award feature and will vest only, in whole or in part, at the end of the three-year performance cycle based on the three-year total shareholder return percentile ranking as measured against the peer group.

        During 2014, the committee awarded performance share units to the named officers, as follows:

Name	Date of Award	Number of Target Shares Underlying Award(#)	Value of Award(1)($)
Mr. Ball	February 26, 2014	36,691	$2,000,026
Mr. Endicott	March 31, 2014	15,196	833,349
Dr. Ramachandra	February 26, 2014	12,230	666,657
Mr. Stober	February 26, 2014	9,173	500,020
Mr. Werner	February 26, 2014	11,007	599,992

(1)
Amount represents the grant date fair value of the award. For further details, please see Note 1 to the "Summary Compensation Table" later in this proxy statement.

(2)
Mr. Endicott did not receive an award on February 26, 2014, since he joined the company on March 10, 2014. However, on March 31, 2014, he did receive an award of performance share units, pursuant to his hire on March 10, 2014.

        An officer whose employment is terminated before the performance share units vest will forfeit the unvested units, unless the termination is due to death, disability, or retirement (as defined in the 2004 Long-Term Stock Incentive Plan).Vested units, if any, will be forfeited if the officer voluntarily terminates or is terminated for cause.

        Stock Options.    We view stock options as an important tool in aligning the long-term interests of our shareholders and employees, as recipients only benefit if the stock price appreciates over the long-term. Stock options are awarded annually to all management employees, including named officers. During 2014, the committee awarded stock options to the named officers, as follows:

Name	Date of Award	Number of Shares Underlying Award(#)	Value of Award(1)($)
Mr. Ball	February 26, 2014	177,778	$2,000,003
Mr. Endicott	March 31, 2014(2)	72,971	833,329
Dr. Ramachandra	February 26, 2014	59,259	666,664
Mr. Stober	February 26, 2014	44,444	499,995
Mr. Werner	February 26, 2014	53,333	599,996

(1)
Amount represents the grant date fair value of the award. The options granted on February 26, 2014, have an exercise price of $42.70. For further details, please see Note 1 to the "Summary Compensation Table" later in this proxy statement.

(2)
Mr. Endicott did not receive an award on February 26, 2014, since he joined the company on March 10, 2014. However, on March 31, 2014, he did receive an award of stock options, pursuant to his hire on March 10, 2014. The stock options have an exercise price of $43.01.

        The exercise price of stock options is the average of the high and low trading prices of Hospira common stock on the grant date of the award, which we believe is an appropriate measure of the market price of Hospira common stock. The method of setting the exercise price is determined through a policy approved by the committee. Prior to the 2011 grant, one-third of the stock options vested each year. The stock options granted in 2011 and after generally vest equally over a four-year period, and have a seven-year term. Subject to the terms of an applicable Change of Control agreement, as described later in this proxy statement, under "Potential Payments upon Change of Control," an officer whose employment is terminated before the stock options fully vest will forfeit the unvested options, unless where the termination is due to death, disability, or retirement (at age 55 with ten years of service), and options that are vested at the time of termination will be exercisable for only three months following the termination date.

        Time-Vested Restricted Stock Units.    In 2014, the committee continued to add time-vested restricted stock unit awards to the mix of long-term incentives. The committee took into account prevailing market practice and the need to motivate and retain our company's critical management team in order to drive shareholder value over the long term. We believe including time-vested restricted stock units strengthens our retention of key individuals, and better incentivizes them to achieve our strategic agenda. The restricted stock units vest over a three-year period from the date of grant in equal installments of one-third per year, based on continued employment. An officer whose employment is terminated before the restricted stock units vest will forfeit the unvested units, unless the termination is due to death, disability or retirement (at age 55 with ten years of service). Vested units, or their cash value, are subject to forfeiture for up to one year following vesting if the officer violates certain non-competition provisions of the award agreement.

        During 2014, the committee awarded time-vested restricted stock units to the named officers, as follows:

Name	Date of Award		Number of Shares Underlying RSUs(#)	Value of RSUs($)
Mr. Ball	February 26, 2014		46,838	$1,999,983
Mr. Endicott	March 31, 2014	(1)	77,501	3,333,318
Dr. Ramachandra	February 26, 2014	(2)	22,639	966,685
Mr. Stober	February 26, 2014		11,710	500,017
Mr. Werner	February 26, 2014		14,052	600,020

(1)
Mr. Endicott did not receive an award on February 26, 2014, since he joined the company on March 10, 2014. However, on March 31, 2014, he did receive an award of restricted stock units, pursuant to his hire on March 10, 2014. Mr. Endicott's restricted stock unit award includes a one-time sign-on grant value of $2,499,999, which we believed was appropriate and necessary to attract this highly accomplished leader to our company from competing offers.

(2)
Dr. Ramachandra received an additional restricted stock unit award valued at $300,010, to recognize his effort and achievement in supporting Hospira's transformative agenda.

Other

Executive Compensation Recovery Policy

        Our executive compensation recovery policy allows for the recoupment of any bonus, equity-based award or other compensation given to a current or former officer, as defined in the policy, in the event of a restatement of our published financial results. Under the policy, if the board determines that any compensation was made to one of the covered officers based on later restated published financial statements, we may adjust such compensation, and may seek to recover the part of any compensation that was paid, based upon the financial performance in the published financial statements that were subsequently restated. This covers any three-year period preceding the date on which our company is required to prepare the restatement. The named officers are included within this policy. If the individual fails to repay any amount required under this policy, we may pursue appropriate legal remedies to recoup such amount. Our company may set off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual.

Change of Control Agreements and Severance Pay

        We have in place individual change of control agreements with the named officers. These agreements are described later in this proxy statement under "Potential Payments upon Change of Control." The agreements are designed to retain the named officers and provide continuity of management if there is an actual or threatened change of control, and to ensure that their compensation and benefit expectations would be satisfied in that event.

        In addition to the individual change of control agreements, our Hospira Executive Officer Severance Plan provides severance pay and benefits to our senior officers. The plan covers each of our named officers. The severance plan is described later in this proxy statement under "Potential Payments upon Involuntary Severance." Payouts under this plan are made to a participant whose employment with us terminates involuntarily, but will not be made if better benefits are available under an individual's change of control agreement. Upon evaluation with our independent consultant, the committee believes that overall, the agreements and plan are consistent with competitive market practice in both form and value. We have no other severance agreements or plans for the named officers.

        As of December 31, 2014, the change in control agreements did not contain any excise tax gross-up provisions. Solely in connection with the proposed merger with Pfizer Inc., which we announced publicly on February 5, 2015, in 2015, we amended our change in control agreements to provide for a tax gross-up for any excise tax incurred as a result of Sections 280G and 4999 of the Internal Revenue Code resulting from the Pfizer merger. The excise tax gross-up provision is described later in this proxy statement under "Potential Payments upon Change of Control—Change of Control."

Non-Qualified Deferred Compensation Plan

        The named officers and other highly compensated employees are eligible to participate in the Hospira Non-Qualified Savings and Investment Plan, a non-qualified deferred compensation plan that is not funded (the "NQ plan"). The NQ plan allows the participants to defer amounts in excess of the limits imposed on 401(k) plans by the Internal Revenue Code. Our contributions under this plan are identical to the contributions under our Hospira 401(k) Retirement Savings Plan (the "qualified 401(k) plan"). A participant who defers the following percentages receives the following employer contributions (both stated as a percentage of the employee's compensation):

Employee Contributions	Employer Matching Contributions
2.0%	5.0%
3.0%	6.0%
4.0%	6.5%
5.0%	7.0%

        This NQ plan's definition of compensation is the same as our qualified 401(k) plan, which includes regular base pay, sales commissions, overtime, shift differentials and paid absences, but excludes discretionary bonuses. It also includes compensation deferred under this plan. Participants always are vested in the amounts they defer under the plan. Our contributions vest after three years of qualified plan service, the date the participant attains age 55, or upon termination of the plan following a change of control, whichever occurs first. Under these conditions, Mr. Ball, Mr. Stober, Dr. Ramachandra, and Mr. Werner are fully vested in our contributions under this plan.

        The participant will receive payment of the participant's vested account balance on retirement (at age 55 with ten years of service), death or other termination of employment. Payments are made in a lump sum or, if chosen by the participant, in annual installments not to exceed ten years. The participant may choose an earlier distribution by specifying a specific date for benefit payments to begin. Within certain limits, the participant also may request an emergency payment in the case of an unforeseeable emergency such as a sudden and unexpected illness, accident, or loss of property that results in severe financial hardship. Amounts deferred under the NQ plan are credited with investment returns based on investment alternatives chosen by the participant, and the participant's account reflects the investment returns of the chosen investment alternatives. The alternatives are similar to those offered under our qualified 401(k) plan. However, the participants have no ownership interest in any of the investment alternatives.

        We adopted this NQ plan to allow our executive officers and other highly compensated employees to save for retirement, which we believe is consistent with competitive market practice and due to the absence of a defined benefit plan.

        Other than the NQ plan, we currently do not offer a deferred compensation plan, except the qualified Hospira 401(k) Retirement Savings Plan, which allows Hospira executives to participate up to the annual IRS limits on the same terms as all other employees. We offer other benefit plans, such as health, life and disability insurance, to all our officers on the same basis as to all other employees.

Executive Share Retention and Ownership Guidelines

        In order to promote equity ownership and further align the interests of management with Hospira's shareholders, we have share retention and ownership guidelines for senior management. Under these guidelines, officers are encouraged to make a substantial investment in stock of our company. The requirements for our officers, based on the officer's position at Hospira are, as follows:

	Minimum Share Ownership Requirement the Lesser of:
Position	Number of Shares	Number of Shares with an Aggregate Value Equal to the Following Multiple of the Officer's Salary
Chief Executive Officer	125,000	5X
Senior Vice Presidents	25,000	3X
Corporate Vice Presidents	12,500	2X

        The determination of the aggregate value of Hospira common stock under these guidelines is based on a 200-day average price of Hospira common stock. These share ownership requirements are reviewed periodically. The officers are expected to meet their ownership requirement within five years of becoming a corporate officer. The target number of shares can be satisfied with stock held through the Hospira 401(k) Retirement Savings Plan, restricted stock, and earned or vested performance share units. If the guideline is not met within the required time frame, the officer will be required to hold all stock from stock option exercises and restricted share vestings (in both cases, less shares withheld to pay taxes, or the cost of exercise) until the guideline is met. Hospira's named officers have met their minimum ownership guidelines. Officers and directors are prohibited from engaging in any hedging transactions involving Hospira securities, holding Hospira securities in a margin account, or otherwise pledging Hospira securities as collateral for a loan.

Internal Revenue Code Section 162(m)

        Under Section 162(m) of the Internal Revenue Code, Hospira may not take a federal income tax deduction for compensation paid in excess of $1 million to its chief executive officer or any of its four other highest paid executive officers. This limitation does not apply, however, to "performance-based" compensation, as defined under the Federal tax laws, under a plan approved by shareholders. Stock options, performance share units, performance-based restricted stock units and our annual incentive awards generally qualify as "performance-based" compensation, as these awards are made under a plan approved by shareholders and are, therefore, fully deductible.

        The committee considers the anticipated tax treatment to Hospira and its executive officers when reviewing executive compensation. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond the committee's control, also can affect deductibility of compensation.

        The committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits. However, the committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), since the committee wishes to maintain the flexibility to structure compensation programs in ways that best promote the interests of Hospira and its shareholders, having duly considered the input from our shareholder outreach call. These outreach calls included the chairman of the board and Hospira's Chief Human Resources Officer.

Adoption of Specific Decisions for 2015 Executive Compensation

        In 2014, revenue increased 14% and our stock price rose 48.4%, year over year. The committee believes it had in place the right executive compensation program and that the program aligned performance with business needs and served the best interests of our shareholders. Recognizing that the company is emerging from its turnaround, in 2015, the committee will return to a traditional, long-term equity incentive focused executive compensation program. Based largely on shareholder feedback resulting from our shareholder outreach program, the committee made the following changes to the company's executive compensation program for 2015:

What we heard	How we responded

Clearly state the company's philosophy for total direct compensation vis-á-vis the peer group and market data.	We adopted a revised compensation philosophy targeting executive total direct compensation at the 50th percentile of the competitive market.

Address a perceived imbalance in terms of a comparative peer group for executive compensation planning.
We will modify our peer group to more closely reflect the revenue and market cap metrics of the company. Hospira was at the 43rd percentile of the peer group, which ranged in size from approximately $2.0 billion - $9.4 billion in revenues. This is reflective of the trailing twelve month revenue as of July 1, 2014.

Address a concern over the removal of cash flow from the metrics built into our short-term annual incentive plan formula.	We will add an operating cash flow metric to the net income and remove the corporate performance goal metrics of our annual incentive plan.

Address concern that we granted ad hoc one-time awards to some officers, and disfavor with the CEO milestone award.
We will use our traditional annual and long-term equity-based incentive programs as the primary means for motivating our named officers. We will avoid the use of discretionary or one-time awards, and when granted, will discuss the purpose for so doing.

        The committee believes that the actions taken above address the concerns raised by our major shareholders. We will continue to engage our major shareholders to listen to feedback and suggestions and understand shareholder concerns, particularly in connection with potential changes to our compensation practices.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the 2014 Compensation Discussion and Analysis included in this proxy statement with Hospira's management. Based on such review and discussions, the committee recommended to Hospira's board of directors that the 2014 Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Dennis M. Fenton, Ph.D., Chair
Barbara L. Bowles, CFA
Roger W. Hale
Jacque J. Sokolov, M.D.
Heino von Prondzynski

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents information on the compensation awarded to, earned by or paid to the named officers.

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards(1)($)	Stock Awards(1)($)	Non-Equity Incentive Plan Compensation($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3)($)	Total($)
F. Michael Ball,	2014	$1,065,206	—	$2,000,003	$4,000,009	$4,759,500	(2)	—	$73,259	$11,897,977
Chief Executive Officer, and	2013	1,025,577		1,933,330	4,866,676	1,995,906			70,794	9,892,283
Director	2012	993,269	—	3,715,801	3,480,019	518,486		—	73,976	8,781,551
David J. Endicott(4),	2014	512,500		833,329	4,166,667	1,045,500			373,532	6,931,528
President, Hospira Medical Devices
Sumant Ramachandra,	2014	550,454	—	666,664	1,633,342	935,771			39,075	3,825,306
Senior Vice President,	2013	511,788		950,000	950,000	178,102		—	35,700	2,625,590
Chief Scientific Officer	2012	489,500	—	550,000	550,000	39,160		—	34,264	1,662,924
Matthew R. Stober,	2014	464,736		499,995	1,000,037	948,062		—	32,532	2,945,362
Senior Vice President, Operations	2013	432,500		466,670	1,483,343	353,839			30,275	$2,766,627
Thomas E. Werner,	2014	477,399		599,996	1,200,012	649,262		—	33,418	2,960,087
Senior Vice President, Finance and	2013	464,723	—	600,002	1,450,000	347,612		—	31,273	$2,893,610
Chief Financial Officer	2012	454,500	—	700,000	700,000	158,166		—	30,582	2,043,248

(1)
The value of Hospira performance share unit, stock option, and restricted stock awards is determined using the Monte Carlo simulation model, the Black-Scholes stock option valuation model, and the average of the high and low trading prices of Hospira common stock on the date of grant, respectively, consistent with the calculation of compensation expense in Hospira's consolidated statements of income (loss) and comprehensive income (loss) for the year ended December 31, 2014 included in its consolidated audited financial statements contained in Hospira's 2014 Annual Report to Shareholders. Please see Note 2 to our company's financial statements in its Annual Report on Form 10-K for the year ended 2014, for a description of the assumptions used in making these calculations.

(2)
This award includes the CEO milestone incentive award, as described in the section captioned "2014 Compensation Discussion and Analysis—Hospira Compensation Elements—Annual Cash Incentive Award—Chief Executive Officer Milestone Incentive Award." The award establishes five performance goals and provides that Mr. Ball will receive $500,000 upon the achievement of each goal that is achieved before December 31, 2014. Three goals were achieved during 2014, entitling Mr. Ball to receive $1,500,000, payable in March 2015.

(3)
These amounts represent Hospira's contributions to the named officers' accounts in the Hospira 401(k) Retirement Savings Plan and the Hospira Non-Qualified Savings and Investment Plan, respectively, as follows: M. Ball: $18,200/$55,059; D. Endicott: $10,325/$17,500; S. Ramachandra: $18,200/$19,876; M. Stober: $6,058/$26,474; and T. Werner: $17,610/$15,808. Mr. Endicott's amount also includes perquisites comprised of a relocation benefit of $343,335.29, and a tax gross up of $2,371.90 relating to taxable relocation costs. Dr. Ramachandra's annual amount also includes $999.02 for a non-qualified plan deferred compensation payout due to his termination in 2013.

(4)
These amounts include an award of 19,375 time-vested restricted stock units on March 31, 2014, which vest over a three-year period from the date of grant in equal installments of one-third per year, based on continued employment; and include a sign-on award of 58,126 restricted stock units on March 31, 2014, which vest over a four-year period from the date of grant in equal installments of one-quarter per year, based on continued employment.

Grants of Plan-Based Awards During 2014

        The following table provides information regarding each plan-based award made to our named officers during 2014.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)			Grant Date Fair Value of Stock and Option Awards(4) ($)
											Exercise Price of Option Awards ($/Sh.)	Closing Market Price on Grant Date
		Board/ Committee Approval Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Ball	2/26/14	2/26/14	—	—	—	—	—	—	—	177,778	$42.70	$42.99	$2,000,003
	2/26/14	2/26/14	—	—	—	—	—	—	46,838	—	—	—	1,999,983
	2/26/14	2/26/14	—	—	—	9,173	36,691	73,382	—	—	—	—	2,000,026
			0	1,278,247	3,834,741	—	—	—	—	—	—	—	—
			1,500,000	1,500,000	2,500,000
Mr. Endicott(5)	3/31/2014	3/31/2014	—	—	—	—	—	—	—	72,971	43.01	43.25	$833,329
	3/31/2014	3/31/2014	—	—	—	—	—	—	19,375				833,319
	3/31/2014	3/31/2014	—	—	—	—	—	—	58,126	—	—	—	2,499,999
	3/31/2014	3/31/2014	—	—	—	3,799	15,196	30,392	—	—	—	—	833,349
Dr. Ramachandra			0	410,000	1,230,000	—	—	—	—	—	—	—	—
	2/26/14	2/26/14	—	—	—	—	—	—	—	59,259	42.70	42.99	$666,664
	2/26/14	2/26/14	—	—	—	—	—	—	22,639	—	—	—	966,685
	2/26/14	2/26/14	—	—	—	3,058	12,230	24,460	—	—	—	—	666,657
Mr. Stober			0	440,363	1,321,089	—	—	—	—	—	—	—	—
	2/26/14	2/26/14	—	—	—	—	—	—	—	44,444	42.70	42.99	$499,995
	2/26/14	2/26/14	—	—	—	—	—	—	11,710	—	—	—	500,017
	2/26/14	2/26/14	—	—	—	2,293	9,173	18,346	—	—	—	—	500,020
Mr. Werner			0	371,789	1,115,367	—	—	—	—	—	—	—	—
	2/26/14	2/26/14	—	—	—	—	—	—	—	53,333	42.70	42.99	$599,996
	2/26/14	2/26/14	—	—	—	—	—	—	14,052	—	—	—	600,020
	2/26/14	2/26/14	—	—	—	2,752	11,007	22,014	—	—	—	—	599,992
			0	381,919	1,145,757	—	—	—	—	—	—	—	—

(1)
This award described in the columns under "Estimated Possible Payouts under Non-Equity Incentive Plan Awards" will be paid in March 2015 and is presented in the "Non-Equity Incentive Plan Compensation" column in the preceding Summary Compensation Table. See the section captioned "2014 Compensation Discussion and Analysis—Hospira Compensation Elements—Annual Cash Incentive Award" for a description of our annual cash incentive program. The amounts presented under the threshold, target, and maximum columns represent the payout if performance goals were met at the threshold, target, or maximum level, respectively, established by the committee. If no goals were met at or above the threshold level, no payout would be made.

(2)
This award described in the columns under "Estimated Possible Payouts under Non-Equity Incentive Plan Awards" will be paid in March 2015, and is presented in the "Non-Equity Incentive Plan Compensation" column in the preceding Summary Compensation Table. This award represents the CEO milestone incentive award, as described in the section captioned "2014 Compensation Discussion and Analysis—Hospira Compensation Elements—Annual Cash Incentive Award—Chief Executive Officer Milestone Incentive Award." The award establishes five performance goals and provides that Mr. Ball will receive $500,000 upon the achievement of each goal that is achieved in 2014. Three goals were achieved during 2014, entitling Mr. Ball to receive $1,500,000, payable in March 2015.

(3)
The amounts described in the "Target" column reflect the number of performance share units awarded to the named officer in 2014. They represent the amount the individual will receive if the target performance goals are met. The amounts in the "Target" column represent the payout if total shareholder return reaches the 50th percentile compared to a pre-established peer group. If the minimum performance goals are not met at the "Threshold" level (25th percentile compared to a pre-established peer group), no payout will be made. The amounts in the "Maximum" column reflect the payout if total shareholder return reaches the 75th percentile compared to a pre-established peer group. Any awards earned during the 2014-2016 performance award cycles will vest and will be paid in Hospira stock after the end of the performance cycle if the executive remains employed during the performance period, except for departures arising from death, retirement or a change of control of Hospira. See the section captioned "2014 Compensation Discussion and Analysis—Hospira Compensation Elements—Long-Term Equity Compensation" for a description of our performance share unit award program.

(4)
The value of Hospira performance share unit, stock option, and restricted stock awards is determined using the Monte Carlo simulation model, the Black-Scholes stock option valuation model, and the closing market price of Hospira common stock on the grant date, respectively, consistent with the calculation of compensation expense in Hospira's consolidated statements of income (loss) and comprehensive income (loss) for the year ended December 31, 2014 included in its consolidated audited financial statements contained in Hospira's 2014 Annual Report to Shareholders. Please see Note 24 to the financial statements and Note 1 to the preceding Summary Compensation Table for a description of the assumptions used in making these calculations.

(5)
Awarded in connection with Mr. Endicott's hire. The exercise price for these stock options is the average of the high and low trading prices of Hospira common stock on the New York Stock Exchange on the date of the award. These stock options vest equally in four annual installments and have a seven-year term.

Outstanding Equity Awards at December 31, 2014

        The following table provides information regarding outstanding equity awards held by each named officer as of December 31, 2014, including the number of exercisable and unexercisable stock options held at that time. All awards described below are awarded under the Hospira 2004 Long-Term Stock Incentive Plan. The market value of the awards listed below is based on the closing market price for Hospira common stock on the New York Stock Exchange on December 31, 2014, which was $61.25.

		Option Awards(1)						Stock Awards(2)
Name	Grant Dates	Number of securities underlying unexercised options— exercisable(#)		Number of securities underlying unexercised options— unexercisable(#)		Option exercise price ($/Sh.)	Option expiration date	Number of shares or units of stock that have not vested(#)		Market value of shares or units of stock that have not vested($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Mr. Ball	3/31/11	152,458				$55.29	3/30/18	—		—	—	—
	3/1/12	115,768		115,769	(3)	35.36	2/28/19	—		—	—	—
	3/1/12	140,000	(4)	—		35.36	2/28/17	—		—	—	—
	2/27/13	58,943		176,829	(5)	28.95	2/26/20	—		—	—	—
	2/26/14	—		177,778	(6)	42.70	2/25/21
	2/27/13	—		—		—	—	44,522	(8)	2,726,973	—	—
	2/26/14	—		—		—	—	46,838	(9)	2,868,828
	2/27/13	—		—		—	—	48,263	(10)	2,956,109	—	—
	2/27/13	—		—		—	—	—		—	65,227	3,995,154
	2/26/14	—		—		—	—	—		—	36,691	2,247,324
Mr. Endicott	3/31/14			72,971	(6)	43.01	3/30/21	—		—	—	—
	3/31/14	—		—		—	—	19,375	(9)	1,186,719	—	—
	3/31/14	—		—		—	—	58,126	(12)	3,560,218	—	—
	3/31/14	—		—		—	—	—		—	15,196	930,755
Dr. Ramachandra	6/28/13	14,632		43,899	(5)	37.36	6/28/20	—		—	—	—
	2/26/14	—		59,259	(6)	42.70	2/25/21
	6/28/13	—		—		—	—	11,896	(8)	728,630	—	—
	2/26/14	—		—		—	—	22,639	(9)	1,386,639
	6/28/13	—		—		—	—	9,101	(10)	557,436	—	—
	6/28/13	—		—		—	—	—		—	17,142	1,049,948
	2/26/14	—		—		—	—	—		—	12,230	749,088
Mr. Stober	3/1/12	—		9,980	(3)	35.36	2/28/19	—		—	—	—
	2/27/13	—		42,684	(5)	28.95	2/26/20	—		—	—	—
	2/26/14			44,444	(6)	42.70	2/25/21
	6/29/12	—		—		—	—	11,003	(11)	673,934	—	—
	2/27/13	—		—		—	—	17,656	(8)	1,081,430	—	—
	2/26/14	—		—		—	—	11,710	(9)	717,238
	2/27/13	—		—		—	—	12,066	(10)	739,043	—	—
	2/27/13	—		—		—	—	—		—	15,744	964,320
	2/26/14	—		—		—	—	—		—	9,173	561,846
Mr. Werner	9/29/06	20,000		—		38.13	9/28/16	—		—	—	—
	3/6/08	11,566		—		43.18	3/5/15	—		—	—	—
	2/11/10	40,541		—		49.64	2/10/17	—		—	—	—
	8/18/10	6,676		—		53.30	8/17/17	—		—	—	—
	2/24/11	24,398		8,133	(7)	52.61	2/23/18	—		—	—	—
	3/1/12	34,930		34,930	(3)	35.36	2/28/19	—		—	—	—
	2/27/13	18,292		54,879	(5)	28.95	2/26/20	—		—	—	—
	2/26/14			53,333	(6)	42.70	2/25/21
	2/27/13	—		—		—	—	13,817	(8)	846,291	—	—
	2/26/14	—		—		—	—	14,052	(9)	860,685
	2/27/13	—		—		—	—	12,066	(10)	739,043	—	—
	2/27/13	—		—		—	—	—		—	20,243	1,239,884
	2/26/14	—		—		—	—	—		—	11,007	674,179

(1)
For option grants made prior to 2011, the options vest in three equal annual installments, with the first one-third vesting on the first anniversary of the grant date. With the exception of the initial option grant to Mr. Ball, in 2011, which vests equally over the three-year period, the options granted in 2011 and after vest in four equal annual installments with the first one-fourth vesting on the first anniversary of the grant date.

(2)
See the section captioned "2014 Compensation Discussion and Analysis—Hospira Compensation Elements—Long-Term Equity Compensation" for a description of our performance share unit award program. Awards under the performance share unit award program will only vest at the end of the three-year performance cycle based on the three-year total shareholder return percentile ranking as measured against the peer group during the performance period.

  The number of performance share units reported in the equity incentive plan award column assumes a threshold payout of 25% of the performance share units that were granted. In accordance with SEC regulations, a threshold payout is assumed because the performance goal as measured on December 31, 2014, would not have exceeded threshold. Final payouts under the performance share units will not be known until the respective performance period is completed. Therefore, upon vesting, fewer or more shares than reported above may be paid out under the performance share unit awards.

(3)
One-half of these options vest on March 1, 2015 and 2016.

(4)
The performance options have a five-year term, and will vest and become exercisable when the average stock price over a consecutive thirty-day period is at or above the vesting trigger price. For half of the options, the vesting trigger price is $42.26, which was based on the closing market price on March 1, 2012 plus 19%. For the remainder of the options, the vesting trigger price is $47.58, which was based on the closing stock price on March 1, 2012 plus 34%.

(6)
One fourth of these options vest on February 26, 2015 and the remaining options vest on February 27, 2016, 2017 and 2018. For Mr. Endicott, one fourth of his options vest on March 13, 2015 and the remaining options vest on March 31, 2016, 2017 and 2018.

(7)
The remainder of these options vests on February 24, 2015.

(8)
One-half of these restricted stock units vests on February 27, 2015 and 2016. For Dr. Ramachandra, one half of these restricted stock units vests on June 28, 2015 and the remaining vest on June 28, 2016.

(9)
One-third of these restricted stock units vests on February 26, 2015 and the remaining vest on February 26, 2016 and 2017. For Mr. Endicott, one third of these restricted stock units vests on March 31, 2015 and the remaining vest on March 31, 2016 and 2017.

(10)
Also consistent with our goal of aligning shareholder interests for long-term growth with the interests of key employees, the committee awarded the named officers a performance-based restricted stock unit award tied to the achievement of a specific stock price objective and continued service requirements. Dr. Ramachandra did not receive any awards at the February 2013 meeting because of his voluntary resignation of employment, as of March 8, 2013. However, on June 28, 2013, he received an award of performance-based restricted stock units, pursuant to his rehire on May 17, 2013. All awards have met the performance requirements. For the named officers, except Dr. Ramachandra, on June 13, 2013, our company achieved the 30 day average stock price trigger of $34.74, which represented 20% stock price appreciation from the stock price at grant, $28.95. And, for Dr. Ramachandra's award, on May 15, 2014, we achieved the 20% appreciation performance trigger on the grant price of $37.36. This occurred after the average closing price of Hospira stock over a period of 30 consecutive trading days reached $44.92, which exceeded the 20% trigger. Although the awards were earned once the stock trigger price was met, the three year vesting period from the date of grant must be reached before the named officers will receive the shares.

(11)
Mr. Stober was granted a restricted stock award of 11,003 shares in June 2012 for his efforts supporting Hospira's transformative agenda.

(12)
One-fourth of these restricted stock units vest on March 31, 2015 and the remaining units vest on March 31, 2016, 2017 and 2018.

Options Exercised and Stock Vested During 2014

        The following table shows the number of shares acquired on the vesting of Hospira restricted shares by the named officers and the value realized on vesting.

	Option Awards		Stock Awards			Performance Stock Awards(7)
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Ball	—	—	58,696	(3)	$2,535,040	86,154	$7,537,613
Mr. Endicott	—	—	—		—	—	—
Dr. Ramachandra	—	—	5,948	(4)	302,634	—	—
Mr. Stober	19,217	$224,144	19,960	(5)	1,062,252	17,330	1,516,202
Mr. Werner	120,000	2,213,299	6,908	(6)	297,666	17,330	1,516,202

(1)
The amount of options exercised in 2014.

(2)
The aggregate dollar amount realized upon the exercise of stock options in 2014.

(3)
The amount for Mr. Ball represents vesting of 36,436 shares of restricted stock on March 31, 2014, and vesting of 22,260 shares of restricted stock units vesting on February 27, 2014. The value realized upon vesting is based on the closing market price of Hospira common stock on the NYSE on the date of vesting, which was $43.25 for the March 31, 2014 vesting, and $43.09 for the February 27, 2014 vesting.

(4)
The amount for Dr. Ramachandra represents vesting of 5,948 shares of restricted stock unit on June 27, 2014. The value realized upon vesting is the closing market price of Hospira common stock on the NYSE on the date of vesting, which was $50.88.

(5)
The amount for Mr. Stober represents vesting of 11,133 shares of restricted stock on December 31, 2014, and vesting on February 27, 2014 of two separate sets of 3,454 and 5,373 shares, each, of restricted stock units . The value realized upon vesting is based on the closing market price of Hospira common stock on the NYSE on the date of vesting, which was $61.25 for the shares that vested on December 31, 2014, and $43.09 for the shares that vested on February 27, 2014.

(6)
The amount for Mr. Werner represents a restricted stock unit vesting of 6,908 shares on February 27, 2014. The value realized upon vesting is based on the closing market price of Hospira common stock on the NYSE on the date of vesting, which was $43.09.

(7)
The amount of vested PSUs earned and vested from the 2012-2014 performance cycle. Performance achievement was 127.2% of target.

2014 Pension Benefits

        Effective December 31, 2004, benefits under Hospira's qualified and non-qualified pension plans were frozen. Since all of our named executive officers joined Hospira after that date, none are entitled to any pension benefits.

2014 Non-Qualified Deferred Compensation

        The following table provides certain information regarding compensation paid by us and deferred by our named officers under the Hospira Non-Qualified Savings and Investment Plan, our non-qualified deferred compensation plan, which went into effect on January 1, 2008.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Mr. Ball	$39,328	$55,059	$19,208	—	$412,614
Mr. Endicott	12,500	17,500	127	—	30,127
Dr. Ramachandra	14,198	19,877	(5,711)	—	137,862
Mr. Stober	94,549	26,474	55,495	—	376,915
Mr. Werner	22,583	15,808	39,631	—	444,658

(1)
These amounts are included in the Salary and Non-Equity Incentive Plan Compensation columns in the preceding "Summary Compensation Table."

(2)
These amounts are included in the All Other Compensation column in the preceding "Summary Compensation Table."

(3)
These amounts are not reported in the "Summary Compensation Table" because they are not above-market or preferential earnings.

        See the section "Other—Non-qualified Deferred Compensation Plan" for a description of our non-qualified deferred compensation plan.

Stock Option, Performance Share Unit, and Performance-based Restricted Stock Unit Provisions
Regarding Termination of Employment

        Our stock options generally expire three months after an employee's termination of employment. However, the stock options will remain in force for their term if the holder dies during employment or retirement, retires, or becomes disabled during employment. During that period, the options continue to vest and may be exercised. For options granted before 2005, an individual is considered to have retired if his employment terminates at or after the time he reaches age 55 and has ten years of service or if he retires under a Hospira-sponsored defined benefit retirement plan (which generally requires that the participant be 50 years old with at least ten years of service). For options granted in and after 2005, an individual is considered to have retired if his employment terminates at or after he reaches age 55 and has ten years of service. No named officers currently are eligible for retirement under these conditions.

        Under the performance share unit program, during the performance period, if a participant's employment with Hospira is involuntarily terminated with severance benefits, or if the participant dies or becomes disabled, the number of performance share units earned at the time will be paid within 90 days after the end of the performance period. If an employee retires at age 55 or later with at least ten years of service during such performance period, the performance share units will continue to vest and be paid within 90 days after the end of the performance period. For all employees except Mr. Ball, payments are not available if termination is due to performance, illegal activity, failure to abide by our code of conduct, or other good cause. For Mr. Ball, payments are not available if he resigns without good reason or if he is terminated due to his willful engagement in illegal conduct or gross misconduct that is demonstrably and materially injurious to Hospira. In the event of a change of control, the participant will be deemed to have earned the target award following a change of control. This program uses the same definition for change of control as described later in this proxy statement under "Potential Payments upon Change of Control—Change of Control." Payments are generally made within 90 days following the performance period. Prior to 2013, participants could elect to defer payment for up to five years following the end of the performance period. Effective as of 2013, participants no longer may defer payment. None of our named officers have elected to defer payment of the performance share units.

        Under the performance-based restricted stock unit program, during the performance period, if a participant's employment with Hospira is terminated without cause, or if the participant dies, becomes disabled, or retires at age 55 or later with at least ten years of service, the number of performance-based restricted stock units earned at the time will be paid within 30 days. If an employee dies, becomes disabled or retires during such performance period, any performance-based restricted stock units that are earned during the performance period will be paid within 30 days after the end of the performance period. For all employees except Mr. Ball, payments are not available if termination is due to performance, illegal activity, failure to abide by our code of conduct, or other good cause. For Mr. Ball, payments are not available if he resigns without good reason or if he is terminated due to his willful engagement in illegal conduct or gross misconduct that is demonstrably and materially injurious to Hospira. Our long-term incentive award agreements also contain provisions under which we may cancel all unexercised stock options and rescind any exercise or payment of stock options during a "recapture period" if:

  •
  For a one-year period after leaving Hospira, a person engages in business that is competitive with Hospira or solicits Hospira's customers and suppliers; or

  •
  For a one-year period following the termination of employment, such person solicits or employs Hospira's employees.

        The recapture period is the 12-month period before or following the date the participant's employment terminates.

        If stock options are rescinded, the grantee is required to pay to Hospira the amount of any gain realized or payment received and forfeit to Hospira any shares received upon the exercise of such stock options during the recapture period. Performance share units also are subject to similar provisions that allow Hospira to terminate unearned awards and seek the return of any gains the participant makes after the awards are vested. Performance-based restricted stock units also are subject to similar provisions that allow Hospira to terminate unearned awards and seek the return of any gains the participant makes after the awards are vested.

Potential Payments upon Change of Control

        We have individual change of control agreements with each of the named officers. The terms of those agreements are summarized below:

        Term.    The change of control agreements each have a three-year term, and do not contain automatic renewal provisions. If a change of control occurs during the three-year term, the agreements will extend for two years following the change of control.

        Triggering Events.    During the term of the agreement, each named officer is entitled to receive Benefits, as described below, if a change of control occurs and:

  •
  the officer is terminated by us for any reason other than cause or permanent disability; or

  •
  the officer terminates for good reason, which includes, among other things, reduction in responsibility, reduction in salary, bonus or other compensation or benefits, or relocation of the officer.

        An officer also is entitled to Benefits if we terminate the officer's employment if a potential change of control is pending for any reason other than cause or permanent disability. Payments under the agreements are delayed for six months after the officer becomes entitled to them, except for certain welfare benefits.

        Benefits.    In the circumstances described above under "Triggering Events," except as described below:

  •
  up to 2.99 times the officer's annual salary and incentive plan award, with the annual incentive plan award being the amount that would be paid during the period of termination of employment if the target levels of performance were achieved;

  •
  for a termination that occurs after the end of a performance period, the unpaid annual incentive plan award for the completed performance period for which the award has not been paid, calculated as the highest of:

  •
  the amount that would be paid during the period of termination of employment if the target levels of performance were achieved; and

  •
  the actual amount that would have been paid for the completed period as determined under the terms of the annual incentive plan;

    and reduced by the amounts paid under the bullet point below;

  •
  for the year in which the change in control occurs, a pro rata annual incentive award through the date of the change in control, without regard to whether a termination of employment has occurred, with the award being the amount that would be paid during the performance period if the target level of performance were achieved;

  •
  if the termination occurs during the performance period following the year in which the change of control occurs, the prorated annual incentive plan award for the period of termination of employment, with the award being the amount that would be paid during the period of termination of employment if the target levels of performance were achieved;

  •
  up to three years of additional employee welfare benefits, including medical, dental, health and accident, prescription, disability and life insurance coverage, as received by the officer before the change of control;

  •
  up to one year of outplacement services;

  •
  full vesting under applicable agreements of stock awards and options if the acquirer does not continue or replace these with comparable awards; and

  •
  as of December 31, 2014, the named officers personally would pay any excise tax, or receive a severance capped at the 280G safe harbor limit, whichever results in the most favorable after-tax position for them. Solely in connection with the entry into our merger agreement with Pfizer and Perkins Holding Company, a wholly-owned subsidiary of Pfizer, which we announced publicly on February 5, 2015, in 2015 we amended our change in control agreements to provide for a tax gross-up for any excise tax incurred as a result of Sections 280G and 4999 of the Internal Revenue Code resulting from the Pfizer merger. Should the merger with Pfizer not close, the change of control agreements have no operative gross-up provision.

        For Mr. Endicott, Mr. Stober and Dr. Ramachandra, the amount of benefits described above are determined by replacing "2.99" with "2.00," and "three years" with "two years" with respect to additional employee welfare benefits.

        Change of Control.    Under the agreements, a change of control occurs on any date on which:

  •
  any person or group that does not already have 30% of voting power acquires or has acquired during the 12-month period preceding the most recent acquisition ownership of our stock possessing 30% or more of the total voting power of our stock;

  •
  the majority of the board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board members before the date of the appointment or election;

  •
  any person or group that does not already have more than 50% stock ownership acquires stock ownership that, together with stock already owned by the person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; or

  •
  any person or group acquires or has acquired during the 12-month period ending on the date of the most recent acquisition our assets with a total gross fair market value of 40% or more of the total gross fair market value of our assets immediately before such acquisition or acquisitions.

        If each named officer had his employment terminated on December 31, 2014 (the last business day of the year), under the circumstances described above under "Triggering Events," we estimate that the named officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur. The table reflects the amount that could be payable under the arrangements assuming that the change of control occurred at December 31, 2014.

Officer	2.99 Times Salary and Bonus Payment(1)	2014 Incentive(2)	Value of Employee Benefits and Services	Accelerated Vesting of Supplemental Plan Benefits(3)	Accelerated Vesting of Stock Options(4)	Accelerated Vesting of Performance Shares or Restricted Shares(5)	Excise Taxes and Related Payments(6)	Amount Forfeited(7)	Total
Mr. Ball	$7,040,395	$1,278,247	$77,525	$0	$12,006,618	$14,794,386	$0	$0	$35,197,171
Mr. Endicott	2,120,000	410,000	9,166	17,574	1,330,991	5,677,691	0	0	9,615,422
Dr. Ramachandra.	1,994,696	440,363	61,369	0	2,148,002	4,471,740	0	0	9,116,170
Mr. Stober	1,684,078	371,789	61,369	0	2,461,512	4,737,810	0	0	9,316,358
Mr. Werner	2,580,774	381,919	73,165	0	3,736,526	4,360,081	0	(1,497,945)	9,634,520

(1)
Mr. Endicott, Dr. Ramachandra, and Mr. Stober would receive two times salary and bonus, and not 2.99.

(2)
The 2014 incentive calculation assumes that, for purposes of the agreement, termination occurred immediately before the time of completion of the 2014 incentive period.

(3)
This amount represents the vesting of $17,574 of company contributions for Mr. Endicott under the Hospira Non-Qualified Savings and Investment Plan, and assumes termination of the plan as of December 30, 2014, following a change of control.

(4)
Represents the in-the-money value of all unvested stock options, which vest upon a change of control, held by such person on December 30, 2014, if the acquiring company does not assume the options or replace them with comparable awards. The amounts were calculated using the closing market price of Hospira common stock on December 31, 2014, $61.25, minus the per share exercise price.

(5)
Represents the value of all performance share units awarded to the officer, assuming a target payout for 2013 and 2014 awards. The column also includes the value of unvested time-based restricted stock units, unvested performance-based restricted stock units and, for Mr. Stober, $673,934 unvested time-based restricted stock awards, which may vest upon a change of control. This amount was calculated by multiplying the number of performance share units and unvested restricted units or shares, as described above, by the closing market price of Hospira common stock on December 31, 2014, or $61.25.

(6)
As of December 31, 2014, the change of control agreements did not contain any excise tax gross-up provision. Solely in connection with the entry into our merger agreement with Pfizer and Perkins Holding Company, a wholly-owned subsidiary of Pfizer, which we announced publicly on February 5, 2015, in 2015 we amended our change in control agreements to provide for a tax gross-up for any excise tax incurred as a result of Sections 280G and 4999 of the Internal Revenue Code resulting from the Pfizer merger. Should the merger with Pfizer not close, the change of control agreements have no operative gross-up provision.

(7)
This amount represents the minimum amount that would be forfeited in order to obtain the more favorable after-tax position under the agreements, which provide that the named officers will personally pay any excise tax, or receive a severance capped at the 280G safe harbor limit, whichever results in the most favorable after-tax position for them. The terms of the performance share unit awards provide for the vesting and payment of performance share units at the target level of performance following a change in control. This column does not include $187,255 and $64,291, which represent the minimum amounts that would be forfeited by Mr. Ball and Mr. Stober respectively in order to obtain a more favorable after-tax provision solely in connection such payment.

Potential Payments upon Involuntary Severance

        The Hospira Executive Officer Severance Plan provides severance pay and benefits to our officers who are elected by the board or designated by the compensation committee. The terms of this plan are summarized, below.

        Triggering Events.    An officer becomes eligible to receive severance pay if we terminate his or her employment for any of the following reasons:

  •
  the officer's position is eliminated due to a reduction in force or other restructuring; or

  •
  for officers other than Mr. Ball, the officer's employment is involuntarily terminated for reasons that are not related to performance, illegal activity, failure to abide by our code of conduct, or other good cause; and, for Mr. Ball, his termination is due to his willful engagement in illegal conduct or gross misconduct which is demonstrably and materially injurious to our company. For this purpose, no act, or failure to act, by Mr. Ball is considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that the action or omission was in Hospira's best interests.

        Conditions.    An officer receiving benefits under our long-term disability will not be entitled to severance pay. To receive benefits, the officer must meet these additional requirements:

  •
  not be eligible for transfer to another position with us;

  •
  sign a two-year non-compete and confidentiality agreement;

  •
  return all our property and information;

  •
  agree to pay all outstanding amounts owed to us and authorize us to withhold any outstanding amounts from his or her final paycheck and/or severance pay; and

  •
  if the officer is receiving benefits under our short-term disability plan, then the officer will be entitled to severance pay at the end of the period of payment of short-term disability only if the officer is not then eligible for benefits under our long-term disability plan and we do not offer the officer employment with us that is comparable to what he held at the time the short-term disability commenced.

        Benefits.    If the officer satisfies the conditions described above under "Triggering Events" and "Conditions," the officer is entitled to receive:

  •
  a payment in cash of equal installments over a 24-month period, after deduction of federal, state and local income taxes, of:

  •
  two years of the officer's base salary at the rate in effect on the date of termination;

  •
  if the officer's date of termination occurs after the end of the performance period of an annual incentive bonus award in which the officer participates, and before the award has been paid, a lump sum payment in cash for such prior performance period, as determined under the terms of that incentive award arrangement; and

  •
  for the year of termination, the officer's pro rata annual incentive bonus award through the date of termination, with the determination of the amount of such award based on the terms of our performance incentive plan, but not to exceed the target level of performance;

  •
  a lump sum payment equivalent to 130% of the cost of 72 weeks of COBRA continuation coverage in lieu of any continued medical, dental, vision, and other welfare benefits we offer; and

  •
  up to 12 months of outplacement services.

        If each named officer had his employment terminated on December 31, 2014 (the last business day of the year), under the circumstances described above under "Triggering Events" and "Conditions," we estimate that the officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment.

Officer	Two Years Base Salary	2014 Bonus Payment	Value of Outplacement Services	130% COBRA Coverage Payment	Total
Mr. Ball	$2,152,800	$1,278,247	$30,000	$48,879	$3,510,926
Mr. Endicott	1,300,000	410,000	30,000	92,387	1,832,387
Dr. Ramachandra	1,113,970	440,363	30,000	92,387	1,676,720
Mr. Stober	940,500	371,789	30,000	92,387	1,434,676
Mr. Werner	962,432	381,919	30,000	92,387	1,466,738

Other Termination Events

        A named officer's service may terminate for reasons other than a change of control or the reasons described in Hospira's severance plan, such as death, disability, resignation or retirement. Upon one of those termination events, a named officer would not be entitled to any special benefits that are not generally available to all our employees. As is the case with any other employee in a similar circumstance, the named officer would be entitled to receive only the benefits earned at the time of termination, which could include the following:

  •
  any vested options—the named officers' vested options as of December 31, 2014, are included in the table captioned "Outstanding Equity Awards at December 31, 2014"; and

  •
  any earned incentive award for the year—the named officers' incentive awards for 2014 are included under "2014 Compensation Discussion and Analysis—Hospira Compensation Elements—Annual Cash Incentive Award."

        As is the case for any retirement-eligible employee, the named officers who are retirement eligible also would get the full term of their options, during which unvested options would continue to vest. None of the named officers are retirement eligible.

Expiration of Shareholder Rights Plan

        The company no longer has a rights plan in place, as the board did not extend the prior rights agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our executive officers and directors and persons who own more than ten percent of our common stock ("Reporting Persons") must file reports with the SEC about their ownership of and transactions in our common stock and securities related to our common stock. Reporting Persons must furnish us with copies of these reports. Based on our review of those reports provided to us and inquiries we have made, we believe that during the year ended December 31, 2014, all Reporting Persons timely filed all required reports, except due to administrative error by the Company each of four reporting persons did not timely file one Form 4 to report (1) an equity reward received by Marc J. Yoskowitz in connection with his promotion, (2) two equity awards received by Sumant Ramachandra, (3) three equity awards received by Mary Gendron, and (4) one accrual of stock units for the account of Jacque J. Sokolov upon his deferral of compensation earned for serving as a non-employee director.

PROPOSAL 2

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        Under Section 14A of the Exchange Act, our company's shareholders are entitled to vote on the compensation of our company's named officers. We, therefore, are requesting shareholder approval of the compensation of our named officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K (which disclosure includes the 2014 Compensation Discussion and Analysis, the executive compensation tables, and the accompanying narrative disclosure).

        This proposal, which is commonly known as "say on pay," is an advisory vote. However, the compensation committee and board value the opinions expressed by shareholders on executive compensation matters, and will take the outcome of this vote into consideration when making future compensation decisions for its named officers.

        We describe our executive compensation program in detail in the section captioned "2014 Compensation Discussion and Analysis." As highlighted in that section, the goal of our executive compensation program is to align the interests of our shareholders for long-term growth with our ability to attract, retain and motivate the best people from the industries where we compete for talent. For the reasons stated in the "2014 Compensation Discussion and Analysis," we believe that our compensation policies and procedures are successful in encouraging a culture of pay for performance and in aligning compensation with the long-term interests of shareholders.

        Over the last several years, the compensation committee has adopted practices for our executive compensation program to align executive compensation with the long-term interests of shareholders. For a description of the compensation committee's actions, see the sections captioned "Committee Decisions in 2014" and "Compensation Best Practices" in the 2014 Compensation Discussion and Analysis—Executive Summary. Further, the compensation committee considered the results of the 2014 shareholder advisory vote on executive compensation, in which nearly 71% of the votes cast supported our company's executive compensation. These voting results communicated our shareholders' endorsement of the committee's decisions and policies, to date.

For the reasons described herein, the board of directors recommends that shareholders vote FOR the following resolution:

"RESOLVED, that the compensation paid to our company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the 2014 Compensation Discussion and Analysis, compensation tables and narrative disclosure is hereby APPROVED."

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The audit committee of the board of directors is empowered to annually appoint a firm of independent registered public accountants to serve as our auditors. The audit committee appointed Deloitte & Touche LLP to serve as our auditors for 2015. Deloitte & Touche LLP has served as our auditors, since 2004.

        Although the audit committee has sole authority to appoint auditors, it is seeking the opinion of the shareholders regarding its appointment of Deloitte & Touche LLP as auditors for 2015. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as auditors for 2015, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Deloitte & Touche LLP.

        Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.

The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2015.

Accounting Matters—Fees to Independent Registered Public Accountants

        We incurred the following fees for services performed by Deloitte & Touche LLP for 2013 and 2014.

Audit Fees

        Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the integrated audit of our 2013 and 2014 consolidated annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and Annual Reports on Form 10-K and statutory and regulatory filings, acquisition-related procedures, review of documents filed with the SEC and certain accounting consultations in connection with the audits were $4,071,686 for 2013 and $4,447,121 for 2014.

Audit-Related Fees

        Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements, including due diligence services, accounting consultations and reviews, and other assurance services not included in the audit fees listed above under "Audit Fees" were $17,078 for 2013 and $178,347 for 2014.

Tax Fees

        The audit committee of the board of directors has determined that our auditor can provide certain tax services without impairing its independence. Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for tax compliance, tax advice, and tax planning were $61,495 for 2013 and $88,178 for 2014.

All Other Fees

        The audit committee of the board of directors may approve permissible non-audit services classified as "all other services" that it believes are routine and recurring services, and would not impair the independence of the auditor. Deloitte & Touche LLP did not perform services that would be characterized as "all other services" for 2013 or 2014.

Pre-Approval Policy

        The audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor prior to commencement of services. Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit to the audit committee for approval a schedule of all proposed services expected to be rendered during that year for each of four categories of services., The audit committee then pre-approves these services by category of service, prior to engagement. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. From time to time, the audit committee chair may be delegated authority to pre-approve such services and the pre-approval decisions will be presented to the full audit committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

        Management is responsible for Hospira's internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on (1) management's assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2014 Annual Report on Form 10-K with Hospira's management and Deloitte & Touche LLP.

        The committee has discussed and reviewed with our company's independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in PCAOB Release No. 2012-004 and approved by the SEC in Release No. 34-68453. The committee has discussed and reviewed the results of Deloitte & Touche LLP's examination of the financial statements with and without management present.

        The committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the committee concerning independence, and has discussed with the independent auditor its independence. The committee also has considered whether the provision of the services described above under the captions "Audit Fees," "Audit-Related Fees," "Tax Fees" and "All Other Fees" is compatible with maintaining the independence of the independent auditors.

        Management completed its documentation, testing and evaluation of the adequacy of Hospira's system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The committee was apprised of the progress of the evaluation by both management and the independent registered accounting firm, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the committee its report on the effectiveness of Hospira's internal control over financial reporting. The committee also received the report from the independent registered accounting firm on management's assessment of Hospira's internal control over financial reporting.

        Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Hospira's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Irving W. Bailey, II, Chair
Barbara L. Bowles, CFA
William G. Dempsey
Mark F. Wheeler, M.D., M.P.H.

PROPOSAL 4

SHAREHOLDER PROPOSAL ON RIGHT TO ACT BY WRITTEN CONSENT

        Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, has informed Hospira that he intends to present the following proposal at the meeting, and that he owns no fewer than 80 Hospira common shares.

        Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

        A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

        A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. For instance it takes 25% of Hospira shareholders, with at least one-year of continuously stock ownership, to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period.

        The average holding period for stock is less than one-year according to "Stock Market Investors have Become Absurdly Impatient." Thus potentially 50% of Hospira shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting according to our current rules.

        Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholders to act by written consent.

        Our clearly improvable corporate governance performance (as reported in 2014) is an added incentive to vote for this proposal:

        GMI Ratings, an independent investment research firm, rated our company F for executive pay—$9 million in 2013 Total Realized Pay for Michael Ball. Hospira paid long-term incentives to executives without requiring the company to perform above the median of its peer group. Our CEO's annual incentives did not rise or fall in line with annual financial performance. Unvested equity awards partially or fully accelerate upon CEO termination. Meanwhile shareholders had a potential stock dilution of 11%.

        GMI said not one independent member of our board had general expertise in risk management, based on GMI's standards. Dennis Fenton on our audit committee was potentially overextended due to his responsibilities on the boards of 4 public companies.

        Hospira agreed to pay $60 million to settle a class action lawsuit that accused our company of violating securities laws by providing misleading positive information (May 2014).

        Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value.

Right to Act by Written Consent—Proposal 4

***

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
ON RIGHT TO ACT BY WRITTEN CONSENT

        This same proposal was submitted by the same proponent for consideration during each of the last two years' annual meetings. Last year, the proposal received less than 30% support from shareholders. Having rejected the proposal twice before, Hospira's shareholders should do so again.

        The board of directors again considered this proposal and continues to conclude that it is not in the best interests of Hospira or its shareholders. Shareholder action by written consent would allow critical actions to be approved without the benefits of a meeting and without proper notice to all shareholders. It could deprive many shareholders of the right to deliberate on, or even be informed in advance about, important matters affecting Hospira. The board believes all shareholders should have the right to deliberate and vote on pending shareholder actions. The board is convinced that important matters requiring shareholder action should be considered at an annual or special meeting of shareholders so that each shareholder gets notice and an explanation of the matter, and the opportunity for discussion among Hospira shareholders. Taking action at an annual or special meeting helps ensure that significant corporate actions are well considered, prudent and in the best interests of shareholders. If shareholders want to take action without waiting for the next annual meeting, holders of 25% of Hospira's common stock may call a special meeting. Accordingly, the board believes that there is no need to adopt procedures for acting by written consent.

        Moreover, if certain procedural safeguards were not included, different groups of shareholders could solicit consents at any time on a range of special or self-interested topics. If this proposal is adopted, a shareholder could solicit other shareholders to agree to a course of action (e.g., removal of directors) and if holders of a majority of outstanding shares agree, the action is deemed to be taken without the need for a special meeting of shareholders. The consents could conflict with each other, be duplicative or not be in the best interests of Hospira or its shareholders. In addition, action by written consent enables a third party offeror to put more pressure on the board than a call for a special meeting because obtaining the required majority consent can be accomplished more quickly, in as few as 20 - 30 days from notice to the company. Adding to the pressure is the fact that, while a special meeting takes place on a known date, the board cannot predict with confidence the date a majority of the shares may consent to an action. In the context of a hostile offer, this uncertainty can compromise the board's ability to consider and pursue other alternatives more favorable than the hostile offer. Permitting action by written consent increases the company's vulnerability to a hostile offer and can limit the board's practical ability to pursue alternatives to the detriment of shareholders. Thus, this potentially cumbersome, time-consuming, and chaotic process could hinder the ability of management and the board to ensure the orderly and efficient conduct of its affairs.

        Additionally, shareholder action by written consent also gives activist investors, such as hedge funds with short investment horizons, an additional tool to exert pressure on boards. Activist investors that may hold a small percentage of company stock may seek to compel boards to take actions that may increase short term share price at the expense of long term value, thereby disrupting the company's long-term plans and resulting in significant payments to reimburse the activist investors for the costs of their campaigns.

        Finally, this proposal also should be evaluated in the context of Hospira's overall corporate governance record, which demonstrates our responsiveness to shareholder interests and good governance practices. Hospira's actions over the last few years include:

  •
  in 2014, amending Hospira's certificate of incorporation to eliminate a shareholders rights' plan ("poison pill");

  •
  in 2012, amending Hospira's bylaws and certificate of incorporation to phase out the classification of the board;

  •
  in 2012, amending Hospira's bylaws to permit shareholders who own at least 25% of Hospira's common stock to call special meetings;

  •
  in 2011, eliminating the super-majority vote requirements for (i) removing directors with cause, (ii) making alterations or amendments to Hospira's bylaws, or (iii) making alterations or amendments to certain provisions of Hospira's certificate of incorporation; and

  •
  in 2010, amending Hospira's bylaws to provide for a majority vote standard in uncontested director elections.

        The board believes that allowing written consent as proposed by the proponent would not be in the best interests of Hospira or its shareholders, and would not constitute a good governance practice. The shareholder proposal includes statements about compensation matters that the board believes are outdated and potentially misleading, and the board has not attempted in this response to refute those statements.

The board of directors recommends a vote AGAINST this proposal.

OTHER INFORMATION

        The company and members of its Board of Directors are named as defendants in two class action lawsuits filed in the Delaware Court of Chancery alleging breaches of fiduciary duty in connection with the Agreement and Plan of Merger by and among Hospira, Pfizer, Inc., and Perkins Holding Company. Pfizer and Perkins Holding Company also are named as defendants. The lawsuits, which seek to enjoin the proposed transaction, allege generally that the merger agreement resulted from an unfair process and fails to maximize value for Hospira stockholders. The first lawsuit was filed by Robert J. Casey II, on behalf of himself and all others similarly situated, on February 9, 2015; and, the second lawsuit was filed by Samuel Montini, individually on behalf of himself and all others similarly situated, on February 10, 2015. Since February 10, 2015, other lawsuits seeking similar relief on similar allegations have been filed.

OTHER BUSINESS

        The board of directors is not aware of any business or matter other than those indicated above that may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote on the matter in accordance with their best judgment.

POLICY REGARDING APPROVAL OF RELATED PERSON TRANSACTIONS

        Our corporate governance guidelines require board review prior to entering into related person transactions. The board has adopted written policies and procedures with respect to its review of related person transactions. Those procedures are described below.

        The board must approve any transaction over $120,000 in which our company is a participant and a related person has a direct or indirect material interest. Related persons include directors, executive officers, significant shareholders, their immediate family members and associated entities of these persons.

        If, at any time, we or any of our executive officers or directors becomes aware of any relationship or potential relationship between an executive officer or director and an entity with which our company has engaged in a transaction, we notify the board and review the facts of that relationship and the transaction at the next meeting. We annually conduct a review with our executive officers and directors to determine if there are any such relationships, and our executive officers and directors are required to disclose any such relationships to us on an ongoing basis.

        We monitor any known relationships with related persons for changes in facts and circumstances to determine if any such relationships should be re-submitted to the board. Any interested director, including a director whose immediate family member is involved in the transaction, may not participate in the review of any such transaction. The board may delegate the authority to approve related person transactions to any of its independent committees. Hospira did not have any related person transactions in 2014 requiring board approval under this policy.

OTHER SHAREHOLDER INFORMATION

Shareholder Proposals for the 2016 Annual Meeting

        Under the rules of the SEC, if a shareholder would like to submit a proposal for possible inclusion in the proxy materials for our 2016 annual meeting, the proposal must be received by our corporate secretary on or prior to November 21, 2015. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.

        Our bylaws set forth certain procedures that shareholders must follow in order to nominate a person for election as a director at an annual meeting or to bring an item of business before an annual meeting. The bylaws require that notice of an intention to nominate a person for director or to bring an item of business before an annual meeting must be received in writing by our corporate secretary not less than 90 days and not more than 120 days prior to the anniversary date of the preceding annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2016 annual meeting must be received by our corporate secretary no earlier than January 7, 2016 and no later than February 6, 2016. The notice must contain the information required by our bylaws, including information about the shareholder making the proposal or nomination, certain persons associated with such shareholder, and the nominee and/or the item of business.

        We will provide a copy of our bylaws to any shareholder free of charge upon written request to our corporate secretary. All submissions to, or requests from, our corporate secretary must be in writing and should be addressed to:

  Hospira General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H-1
  Lake Forest, Illinois 60045

General

        Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of our shareholders may vote their shares by telephone or the Internet. Shareholders should follow the instructions provided in the Notice, or if you request printed copies of the materials by mail, complete and return the proxy card in the envelope provided to you. Shareholders who vote by telephone or the Internet do not need to return a proxy card.

By order of the board of directors.

Royce Bedward
 Secretary

C HOSPIRA, INC. 275 N. FIELD DRIVE LAKE FOREST, IL 60045 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M83062-P59869-Z64806 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY HOSPIRA, INC. Proposals — The Board of Directors recommends A that you vote FOR the following: 1. Election of ten Directors: Nominees: For Against Abstain 1a. Irving W. Bailey, II The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1b. F. Michael Ball 2. Advisory resolution to approve executive compensation. 1c. Barbara L. Bowles 1d. William G. Dempsey 1e. Dennis M. Fenton 3. To ratify the appointment of Deloitte & Touche LLP as auditors for Hospira for 2015. The Board of Directors recommends you vote AGAINST the following proposal: 1f. Roger W. Hale 1g. Heino von Prondzynski 1h. Jacque J. Sokolov 1h. John C. Staley 1j. Mark F. Wheeler B Non-Voting Items 4. Shareholder Proposal - Written Consent. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2015 Annual Meeting of Shareholders Wednesday, May 6, 2015, 9:00 a.m. Pacific Time The Ritz-Carlton San Francisco 600 Stockton at California Street San Francisco, CA Present this card or the notice regarding the Internet availability of proxy materials at the entrance to the meeting room and a government-issued picture identification is required. From San Francisco Airport (SFO) • Follow Highway 101 North to Interstate 80 East towards the Bay Bridge • Take the 4th Street Exit • Exit the ramp – go straight one block to 3rd Street • Turn left on 3rd Street • Cross Market Street – 3rd Street becomes Kearny Street • Follow Kearny four blocks to Pine Street • Turn Left on Pine Street and follow two blocks to Stockton Street • Turn right on Stockton Street and into The Ritz-Carlton, San Francisco front drive From the Oakland Airport (OAK) • Take Interstate 80 towards San Francisco • Cross the Bay Bridge – stay in the right lane • Take the Fremont Street Exit • Turn left onto Fremont Street • Cross Market Street – Fremont becomes Front Street • Follow Front Street one block to Pine Street • Turn Left on Pine Street and follow for six blocks to Stockton Street • Turn right on Stockton Street and into The Ritz-Carlton, San Francisco front drive From the Golden Gate Bridge/North • Take 101 South heading towards San Francisco • Cross the Golden Gate Bridge • Take the Lombard Street/Downtown exit • Follow Lombard Street to VanNess Avenue and turn right • Follow VanNess Avenue one mile to Bush Street and turn left • Follow Bush Street nine blocks to Stockton Street and turn left • Make a right into The Ritz-Carlton, San Francisco front drive Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. M83063-P59869-Z64806 Proxy — Hospira, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2015 AT 9:00 A.M., PACIFIC TIME The Ritz-Carlton San Francisco; 600 Stockton at California Street; San Francisco, CA The undersigned appoints F. Michael Ball and Royce Bedward and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution to represent the undersigned at the Annual Meeting of Shareholders of Hospira, Inc., to be held on May 6, 2015, and at any adjournment thereof and to vote in accordance with the instructions on the reverse side, all shares of common stock of Hospira, Inc., which the undersigned is entitled to vote. If the undersigned is a participant in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan, the undersigned also authorizes the trustee of the 401(k) plan, or the fiduciary of the Puerto Rico Plan, to vote any shares of Hospira, Inc. common stock credited to the undersigned's account under such plans at the 2015 Annual Meeting of Shareholders, in accordance with the instructions on the reverse side. INSTRUCTIONS: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1, 2, and 3, and AGAINST Item 4, and in accordance with the judgment of the proxy holders on any other matters that are properly brought before the meeting. IMPORTANT: PLEASE SIGN AND DATE THE BACK OF THE CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS FOR TELEPHONE OR INTERNET VOTING. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PLEASE VOTE YOUR PROXY CARD TODAY! (Items to be voted appear on reverse side.)